Vertex Energy, Inc. 8-K

Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY RESTRUCTURING TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of September 24, 2024 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (ii) of this preamble, and any Entity that subsequently becomes a party hereto by executing and delivering to counsel to the Company Parties and counsel to each of the Consenting Stakeholders a Joinder, collectively, the “Parties”):1

i.	Vertex Energy, Inc., a company incorporated under the Laws of Nevada (“Vertex”), and each of its Affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”); and

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

ii.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Term Loan Lenders,” and together with any person or Entity that subsequently becomes a Party hereto by executing and delivering a Joinder to counsel to the Company Parties and counsel to the Consenting Term Loan Lenders, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (together with any exhibits and appendices annexed thereto, the “Restructuring Term Sheet,” and such transactions, as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions through the commencement by the Debtors of voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court,” and the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.	Definitions and Interpretation.

1.01.	Definitions. The following terms shall have the following definitions:

“2027 Convertible Notes” means that certain 6.250% senior unsecured convertible notes due 2027, issued by Vertex Energy, Inc. pursuant to that certain indenture, dated as of November 1, 2021, by and between Vertex and the Trustee, as may be amended, modified, amended and restated, or otherwise supplemented from time to time.

“2027 Convertible Notes Claim” means any Claim on account of the 2027 Convertible Notes.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

“Agent” means Cantor Fitzgerald Securities, in its capacity as administrative agent and collateral agent under the Term Loan.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2.01 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any written or oral plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to (a) a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, partnership, debt incurrence (including, without limitation, any debtor-in-possession financing, use of cash collateral, or exit financing) or similar transaction or series of transactions involving any one or more Company Parties or the debt, equity, or other interests in any one or more of the Company Parties, other than the Restructuring Transactions, or (b) any other transaction involving any one or more of the Company Parties that is an alternative to one or more of the Restructuring Transactions. For the avoidance of doubt, any inquiry, proposal, offer, bid, term sheet, discussion, agreement, or sale in connection with and/or pursuant to the Bidding Procedures is not an Alternative Restructuring Proposal.

“Bankruptcy Code” has the meaning set forth in the Recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the Recitals to this Agreement.

“Bidding Procedures” means the procedures governing the submission and evaluation of bids to purchase all, substantially all, or any portion of the Company’s assets and/or Equity Interests.

“Bidding Procedures Motion” means the Debtors’ Emergency Motion for Entry of an Order (I) Approving the Bidding Procedures and Auction, (II) Scheduling Bid Deadlines, an Auction, Objection Deadlines, and a Sale Hearing, (III) Approving the Assumption and Assignment Procedures, (IV) Approving the Form and Manner of Notice of a Sale Transaction, the Auction, the Sale Hearings, and Assumption and Assignment Procedures, (V) Authorizing the Sale of the Debtors’ Assets Free and Clear of All Encumbrances, and (VI) Granting Related Relief.

“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures Motion.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any Claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Equity Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer Laws.

“Chapter 11 Cases” has the meaning set forth in the Recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Equity Interests” means any Claim against, or Equity Interest in, a Company Party, including, without limitation, the Term Loan Claims and any Claims and/or Equity Interests held by Consenting Stakeholders.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the conformation order with respect to the Plan.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means, collectively, each of the documents listed in Section 3.01 of this Agreement.

“DIP Agent” means Cantor Fitzgerald Securities, as the administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Claim” means any Claim on account of the DIP Facility.

“DIP Facility” means the new super-senior, secured debtor-in-possession financing facility made in accordance with the terms of the DIP Loan Agreement.

“DIP Lenders” has the meaning set forth in the DIP Term Sheet.

“DIP Loan Agreement” means the Senior Secured Super-Priority Debtor-In-Possession Loan and Security Agreement by and among certain Company Parties, the DIP Agent, and the lenders party thereto setting forth the terms and conditions of a $280 million debtor in possession financing facility.

“DIP Loan Documents” means the DIP Loan Agreement and any other documentation necessary to effectuate the incurrence of the DIP Facility.

“DIP Orders” means, as applicable, the interim and final orders of the Bankruptcy Court approving, among other things, the terms of the debtor-in-possession financing, which shall be consistent with the DIP Loan Agreement.

“DIP Term Sheet” means the term sheet attached hereto as Exhibit C.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the adequacy of the Disclosure Statement

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, partnership interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“Intermediation Facility Term Sheet” means the term sheet attached hereto as Exhibit D.

“Joinder” means an executed form of the joinder providing, among other things, that the signing holder of Company Claims/Equity Interests is bound by the terms of this Agreement, substantially in the form attached hereto as Exhibit F.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ, or other legal requirement or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Management Incentive Plan” has the meaning set forth in the Restructuring Term Sheet.

“Milestones” has the meaning set forth in Section 6.01(b).

“Named Executive Officers and Directors” has the meaning set forth in the Term Loan Credit Agreement.

“Parties” has the meaning set forth in the preamble of this Agreement.

“Permitted Transfer” means a Transfer of any Company Claims/Equity Interests that meets the requirements of Section 8.01.

“Permitted Transferee” means each transferee of any Company Claims/Equity Interests who meets the requirements of Section 8.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Potential Purchasers” means a group of potential transaction counterparties participating in the PWP Marketing Process to be determined by the Company Parties.

“Purchase Agreement” means any asset or stock purchase agreement to be entered into as part of the Sale Transaction by and among the Company Parties, as sellers, and the Successful Bidder (if any).

“PWP Marketing Process” means the marketing process launched on September 3, 2024, by the Company Parties with the assistance of their investment banker, Perella Weinberg Partners Group, LP.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Equity Interests (or enter with customers into long and short positions in Company Claims/Equity Interests), in its capacity as a dealer or market maker in Company Claims/Equity Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Remedial Action” means any action to enforce, request the enforcement of (including any request upon a trustee or agent), or direct the enforcement of any of the rights and remedies available under any credit agreement, indenture, note, loan agreement, guaranty, collateral or security agreement, or any agreements or instruments entered into in connection with any of the foregoing or any amendments or supplements to any of the foregoing (each, a “Debt Document”), including, without limitation, any action to accelerate or collect any amounts with respect to the obligations under a Debt Document, the sending of any written notice to the Company Party that a default or event of default has occurred under a Debt Document and is continuing, the sending of any written request to any trustee or agent under a Debt Document to initiate an action, suit or proceeding such Debt Document, or any action to exercise any rights or remedies under such Debt Document, which is actually known to the Company Parties.

“Related Fund” means, with respect to any Entity, any fund, account or investment vehicle that is controlled, advised or managed by (a) such Entity, (b) an Affiliate of such Entity, or (c) the same investment manager, advisor, or subadvisor that controls, advises, or manages such Entity or an Affiliate of such investment manager, advisor, or subadvisor.

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

“Required Consenting Stakeholders” means the Required Consenting Term Loan Lenders.

“Required Consenting Term Loan Advisor” means Sidley Austin LLP.

“Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 80% of the aggregate outstanding principal amount of the Term Loan Claims that are held by Consenting Term Loan Lenders.

“Required DIP Lenders” has the meaning set forth in the DIP Term Sheet.

“Restructuring Expenses” means the reasonable and documented fees and expenses incurred by the Agent, any Term Loan Lender, or any DIP Lender including legal fees and expenses of any legal counsel and fees and expenses of Houlihan Lokey Capital, Inc., as financial advisor to the Term Loan Lenders and DIP Lenders.

“Restructuring Term Sheet” has the meaning set forth in the recitals of this Agreement.

“Restructuring Transactions” means the transactions described in this Agreement and the Restructuring Term Sheet.

“Rules” means Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) of the Securities Act.

“Sale Documents” means all agreements, instruments, pleadings, orders or other related documents utilized to consummate the Sale Transaction, including, but not limited to, the Bidding Procedures, Bidding Procedures Motion, Bidding Procedures Order, Sale Order(s), and Purchase Agreement, each of which shall contain terms and conditions that are materially consistent with this Agreement.

“Sale Order” means one or more orders of the Bankruptcy Court approving a Sale Transaction.

“Sale Transaction” means the sale of all, substantially all, or any portion of the Company Parties’ assets and/or Equity Interests.

“Securities Act” means the Securities Act of 1933, as amended.

“Shell Claims” means any Claim on account of transactions by and between Vertex Refining Alabama LLC and the Shell Party.

“Shell Party” means Shell Energy North America (US), L.P.

“Solicitation Materials” means all materials to be distributed in connection with solicitation of votes to approve the Plan.

“Successful Bidder” has the meaning set forth in the Restructuring Term Sheet.

“Term Loan” means loans outstanding under the credit agreement, dated April 1, 2022, by and between Vertex Refining Alabama LLC, as borrower, Vertex, as parent and guarantor, Cantor Fitzgerald Securities, as agent, and the lenders party thereto.

“Term Loan Claims” means any Claim arising from or based upon the Term Loan.

“Term Loan Credit Agreement” has the meaning set forth in the Restructuring Term Sheet.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, or 12.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E.

“Trustee” means U.S. Bank National Association, in its capacity as trustee under the 2027 Convertible Notes

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

1.02.        Interpretation. For purposes of this Agreement, the following rules of interpretation shall apply:

(a)           in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)           capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)           unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)           unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)           unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)            the words “herein,” “hereof,” “hereinafter,” “hereunder” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)           captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)           references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)            all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(j)            the use of “include” or “including” is without limitation, whether stated or not and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(k)           the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 14.10 other than counsel to the Company Parties.

Section 2.	Effectiveness of this Agreement.

2.01. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)           each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Consenting Stakeholders;

(b)           holders of at least 80% of the aggregate outstanding principal amount of Term Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties; and

(c)           counsel to the Company Parties shall have given notice to counsel to each of the Consenting Stakeholders in the manner set forth in Section 14.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2.01 have occurred.

Section 3.	Definitive Documents.

3.01.       The Definitive Documents governing the Restructuring Transactions shall include this Agreement and each of the following:

(a)	the Restructuring Term Sheet (and all exhibits thereto);

(b)	the Plan (and all exhibits thereto);

(c)	the Disclosure Statement (and all exhibits thereto);

(d)	the Solicitation Materials;

(e)           any order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials (and motion(s) seeking approval thereof);

(f)	the DIP Orders;

(g)	the DIP Facility Documents;

(h)	the Confirmation Order;

(i)	the Plan Supplement; and

(j)            the Sale Documents, if any, including, but not limited to, the Bidding Procedures, the Bidding Procedures Motion, and the Bidding Procedures Order, Sale Order(s), and Purchase Agreement(s).

3.02.       The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance, including with respect to any amendment, modification, or supplement thereto, reasonably acceptable to the Company Parties and the Required Consenting Stakeholders.

Section 4.	Commitments of the Consenting Stakeholders.

4.01.	General Commitments, Forbearances, and Waivers.

(a)           During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Equity Interests, to:

(i)       support the Restructuring Transactions, act in good faith, and vote all Company Claims/Equity Interests owned, held, or otherwise controlled by such Consenting Stakeholder and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)       use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)       use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 4.02(b)(ii);

(iv)       give any notice, order, instruction, or direction to the applicable Agent/Trustee necessary to give effect to the Restructuring Transactions; and

(v)       negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b)           During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Equity Interests, that it shall not directly or indirectly:

(i)       object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)       object to, delay, impede, or take any other action to interfere with entry of any Sale Document and/or consummation of, if any, Sale Transaction;

(iii)       propose, file, support, or vote (or allow any proxy appointed by it to vote) for any Alternative Restructuring Proposal;

(iv)       execute or file any motion, objection, pleading, or other document with any court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement and/or the Restructuring Term Sheet (nor directly or indirectly direct any other person or Entity to make such filing);

(v)       initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Definitive Documents, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement (nor directly or indirectly direct any other person or Entity to make such filing);

(vi)       object to any First Day Pleadings and “second day” pleadings consistent with this Agreement filed by the Debtors in furtherance of the Restructuring Transactions, including any motion seeking approval of the DIP Facility on the terms set forth herein and the DIP Credit Agreement;

(vii)       object to or commence any legal proceeding challenging the liens or claims (including the priority thereof) granted or proposed to be granted to the DIP Commitment Parties under the DIP Orders;

(viii)       exercise, or direct any other person to exercise (either directly or indirectly), any right or remedy for the enforcement, collection, or recovery of any of its Company Claims/Equity Interests;

(ix)       announce publicly their intention to not support the Restructuring Transactions;

(x)       object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(xi)       take any action that is inconsistent in any material respect with the Restructuring Transactions.

4.02.	Commitments with Respect to Chapter 11 Cases.

(a)           During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials;

(i)       vote each of its Company Claims/Equity Interest to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)       to the extent it is permitted to elect whether to opt in to the releases set forth in the Plan, elect to opt in to the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(iii)       not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above;

(iv)       agree to provide, and opt in to and not object to, the releases set forth in the Plan;

(v)       support all of the debtor and third-party releases, injunctions, discharge, indemnity, and exculpation provisions provided in the Plan, substantially consistent with those set forth in Annex 1 to the Restructuring Term Sheet;

(vi)       not directly or indirectly, through any person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions; and

(vii)       support and take all actions reasonably requested by the Company Parties to facilitate the solicitation, approval of the Disclosure Statement, and confirmation and consummation of the Plan within the timeframes contemplated by this Agreement.

(b)           During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Equity Interests, (i) will support, and (ii) will not directly or indirectly object to, delay, impede, or take any other action to interfere with, in each case, any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

4.03.        Commitments with Respect to PWP Marketing Process. During the Agreement Effective Date, each Consenting Stakeholder and its advisors agree that they shall:

(a)           promptly inform the Company Parties and/or counsel thereto in the event that they are contacted by a Potential Purchaser regarding the Company Parties or the PWP Marketing Process; and

(b)           not directly or indirectly communicate with the Potential Purchasers regarding the Company Parties or the PWP Marketing Process without the Company Parties’ prior written consent, which may be given by email from counsel thereto.

Section 5.             Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the U.S. Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; and (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 6.	Commitments of the Company Parties.

6.01.        Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)           support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b)           comply with the milestones set forth in the Restructuring Term Sheet and in any DIP Order (collectively, the “Milestones”);

(c)           to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(d)           use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(e)           negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(f)            use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders;

(g)           actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(h)           upon reasonable request of any of the Consenting Stakeholders, inform counsel to the Consenting Stakeholders as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the Definitive Documents; and (ii) the status of obtaining any necessary or reasonably desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(i)            notify counsel to the Consenting Stakeholders in writing (email being sufficient) of any Remedial Action taken by any creditor within two (2) Business Days of the Company Parties receiving notice or obtaining actual knowledge of such Remedial Action;

(j)            notify counsel to the Consenting Stakeholders in writing (e-mail being sufficient) the commencement of any material governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened), in each case, as soon as reasonable possible, but no later than within two Business Days of the Company Parties receiving notice or obtaining knowledge of any of the foregoing;

(k)           notify counsel to the Consenting Stakeholders (email being sufficient) within two calendar days of the Company Parties receiving notice or obtaining actual knowledge of: (i) any event or circumstance that has occurred that would permit any Party to terminate, or that would result in the termination of, this Agreement; (ii) any matter or circumstance that they know to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) a material breach of this Agreement (including a material breach by any Company Parties); and (iv) any representation or statement made or deemed to be made by any of them under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(l)            use commercially reasonable efforts to maintain its and its Affiliates’ good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(m)          upon reasonable request of any of the Consenting Stakeholders, provide the Consenting Stakeholders with reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business;

(n)           provide to counsel to the Consenting Stakeholders drafts of: (i) First Day Pleadings and all orders sought pursuant thereto; (ii) Bidding Procedures Motion; (iii) Sale Order; (iv) the Plan; (v) the Plan Supplement; (vi) the Disclosure Statement; (vii) the Disclosure Statement Order; (viii) the Solicitation Materials; (ix) the DIP Orders; (x) the Confirmation Order, and (xi) all other material filings, in each case, at least two calendar days prior to the date on which the Company Party files such pleading;

(o)           use commercially reasonable efforts to provide to counsel to the Consenting Stakeholders all material draft motions and pleadings not listed in subsection (n) above that the Company Parties or any of its Affiliates intend to file with the Bankruptcy Court at least two calendar days prior to the date on which such party files such pleading; and

(p)           promptly pay Restructuring Expenses, subject to appropriate Bankruptcy Court approval.

6.02.        Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)           object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)           take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c)           modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d)           file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(e)           solicit, initiate, endorse, propose, file, support, approve, or otherwise promote or advance any Alternative Restructuring Proposal. For the avoidance of doubt, actions taken by the Company as part of the PWP Marketing Process, or otherwise in accordance with the Bidding Procedures (which such procedures shall be in form and substance acceptable to the Required Consenting Term Loan Lenders) shall not be a violation of this Section 6.02(e);

(f)            sell, or file any motion or application seeking to sell, any material assets, other than in the ordinary course of business, without the prior written consent of the Required Consenting Stakeholders (which may be by email);

(g)           other than as provided in this Agreement and the Restructuring Term Sheet, amend any of their corporate governance or organizational documents without the prior written consent of the Required Consenting Stakeholders (which may be by email), not to be unreasonably withheld;

(h)           other than in the ordinary course of business or as required by Law or regulation, (i) enter into or amend, establish, adopt, restate, supplement, or otherwise modify or accelerate (x) any deferred compensation, incentive, success, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans, or agreements, including, without limitation, offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements with or for the benefit of Named Executive Officers and Directors, or (y) any contracts, arrangements, or commitments that entitle any Named Executive Officers and Directors to indemnification from the Company Parties, or (ii) amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements), in each case without the prior written consent of the Required Consenting Stakeholders (which may be by email);

(i)            other than in the ordinary course of business, (i) enter into any settlement regarding any Claims or Equity Interests, (ii) enter into any material agreement that is materially inconsistent with this Agreement, (ii) amend, supplement, modify, or terminate any material agreement in a way that is materially inconsistent with this Agreement, (iii) knowingly allow any material agreement to expire if such expiration would frustrate or impede consummation of the Restructuring Transactions, or (iv) knowingly allow any material permit, license or regulatory approval to lapse, expire, terminate or be revoked, suspended or modified, in each case without the prior written consent of the Required Consenting Stakeholders (which may be by email);

(j)            file with any court any motion, pleading, or Definitive Document (including any modifications or amendments thereto) that, in whole or in part, is materially inconsistent with this Agreement;

(k)           (i) operate its business outside the ordinary course, other than the Restructuring Transactions, or (ii) other than in the ordinary course of business or as contemplated by this Agreement transfer any material asset or right of the Company Parties (or its Affiliates) or any material asset or right used in the business of the Company Parties (or its Affiliates) to any person or entity;

(l)            other than in the ordinary course of business or as contemplated by this Agreement engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction; or

Section 7.	Additional Provisions Regarding Company Parties’ Commitments.

7.01.       Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall give prompt written notice to counsel to the Consenting Stakeholders within two (2) calendar days of any determination made in accordance with this Section 7.01 to take any action or refrain from taking any inaction. Notwithstanding anything to the contrary herein, each Consenting Term Loan Lender reserves its rights to challenge any action taken or not taken by any Company Party in the exercise of its fiduciary obligations.

7.02.       Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals that are unsolicited or received as part of the PWP Marketing Process; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals that are unsolicited or received as part of the PWP Marketing Process; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals that are unsolicited or received as part of the PWP Marketing Process; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the U.S. Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals, provided that (x) if any Company Party receives an Alternative Restructuring Proposal, then such Company Party shall within two (2) calendar days of receiving such proposal, notify the Required Consenting Term Loan Advisor of the receipt of such proposal (email being sufficient) (y) provide the Required Consenting Term Loan Advisor with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (z) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from the Required Consenting Term Loan Advisor relating to such Alternative Restructuring Proposal.

7.03.       Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.	Transfer of Equity Interests and Securities.

8.01.       During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in any Company Claims/Equity Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)           in the case of any Company Claims/Equity Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), or (iv) a Consenting Stakeholder;

(b)           either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Equity Interest transferred) to counsel to the Company Parties at or before the time of the proposed Transfer; and

(c)           such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses.

8.02.        Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Equity Interests and the transferee shall be deemed to be a Consenting Stakeholder and a Party for all purposes under this Agreement and all of the Company Claims/Equity Interests then held (and subsequently acquired) by such transferee shall be subject to this Agreement.

8.03.        This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Equity Interests; provided, however, that (a) such additional Company Claims/Equity Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Equity Interest acquired) to counsel to the Company Parties within five (5) Business Days of the closing of such acquisition.

8.04.        This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Equity Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.        Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Equity Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Equity Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Equity Interests if (i) such Qualified Marketmaker subsequently Transfers such Company Claims/Equity Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 8.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Equity Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Equity Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

8.06.        Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

8.07.	Any Transfer in violation of Section 8 shall be void ab initio.

Section 9.              Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder, severally and not jointly, represents and warrants that, as of the date such Consenting

Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)           it is the beneficial or record owner, or has validly executed unsettled trades, of the face amount of the Company Claims/Equity Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Equity Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Equity Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b)           it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Equity Interests;

(c)           such Company Claims/Equity Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, Transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)           it has the full power to vote, approve changes to, and transfer all of its Company Claims/Equity Interests referable to it as contemplated by this Agreement subject to applicable Law;

(e)           it (i) has access to adequate information regarding the terms of this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement and

(ii) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision with respect hereto;

(f)            it has made no prior assignment, sale, participation, grant, conveyance, or other Transfer of, and has not entered into any agreement to assign, sell, participate, grant, convey, or otherwise Transfer, in whole or in part, any portion of its rights, title, or interest in any Company Claims/Equity Interests that is inconsistent with the representations and warranties of such Consenting Stakeholder herein or would render such Consenting Stakeholder otherwise unable to comply with this Agreement and perform its obligations hereunder; and

(g)           solely with respect to holders of Company Claims/Equity Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 10.           Representations and Warranties of Company Parties. Each Company Party represents and warrants that, as of the Execution Date, it believes that entry into this Agreement is consistent with the exercise of such Company Party’s fiduciary duties, and it has not entered into or agreed to any arrangement with respect to an Alternative Restructuring Proposal.

Section 11.           Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, a Transfer Agreement, or a Joinder, as applicable, and as of the Plan Effective Date:

(a)           it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)           except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)           the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)           except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)           except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.           Termination Events.

12.01.      Consenting Stakeholder Termination Events. This Agreement may be terminated with respect to (a) the Consenting Term Loan Lenders, by the Required Consenting Term Loan Lenders, and (b) with respect to any other Consenting Stakeholder, by such Consenting Stakeholder, in each case, upon written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of the following events:

(a)           the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Term Loan Lender(s) seeking termination pursuant to this provision and (ii) remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Term Loan Lender(s) transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Required Consenting Term Loan Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)	the Bankruptcy Court enters an order denying confirmation of the Plan; or

(d)           the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party or any of its Affiliates seeking an order (without the prior written consent of the Required Consenting Term Loan Lenders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e)           the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of a terminating Consenting Stakeholder in violation of its obligations under this Agreement;

(f)            any Definitive Document is amended, modified, or supplemented in a manner that is (i) inconsistent with this Agreement and (b) materially, adversely and disproportionately affects the rights or treatment of the terminating Consenting Stakeholder; provided that this section shall only apply to a Consenting Stakeholder whose rights or treatment are materially, adversely and disproportionately affected by such amendment, modification, or supplement in a manner inconsistent with this Agreement and, if a Consenting Stakeholder terminates this Agreement, such Agreement shall otherwise remain in full force and effect with respect to all other Parties;

(g)           a Company Party or any of its Affiliates (i) publicly announces, or announces in writing, to any of the Consenting Term Loan Lenders or other holders of Company Claims/Equity Interests, its intention not to support or pursue the Restructuring Transactions; (ii) enter into definitive documentation regarding an Alternative Restructuring Proposal without the consent of the Required Consenting Term Loan Lenders; or (iii) breaches any of the covenants, agreements or obligations set forth in Section 6.02(e) hereof;

(h)           a Company Party or any of its Affiliates (i) repudiates or asserts a defense to any obligation or liability under the Loan Documents or this Agreement or (ii) initiates any action, suit or proceeding, at law or in equity, against the Agent or any Consenting Term Loan Lender;

(i)            if a Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar Law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the immediately preceding clause (i) or such involuntary proceeding or petition remains pending as of the date that is ten (10) calendar days after the filing of such involuntary proceeding or petition, (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, or (iv) makes a general assignment or arrangement for the benefit of creditors;

(j)            a Company Party or any of its Affiliates files or seeks approval of, or the Bankruptcy Court enters a final order approving any Definitive Document that is materially inconsistent with this Agreement and materially adverse to any Consenting Stakeholder;

(k)           a Company Party or any of its Affiliates loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(l)            a Company Party or any of its Affiliates files or seeks approval of, or the Bankruptcy Court enters any order approving, any Definitive Document that is not materially consistent with this Agreement;

(m)          a Company Party or any of its Affiliates (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is materially inconsistent with this Agreement or constitutes a material breach of this Agreement that has not been withdrawn within two (2) Business Days of receipt by the Company Parties of written notice (e-mail being sufficient) from the Required Consenting Stakeholders thereof , (ii) withdraws the Plan without the prior consent of the Required Consenting Stakeholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii); or

(n)           the entry of an order by the Bankruptcy Court or any other court of competent jurisdiction, or the filing of a motion, application, or other pleading by a Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders (which may be by email)), reversing or vacating the Confirmation Order.

12.02.      Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)           the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of fifteen (15) Business Days after the receipt by the Consenting Stakeholders of notice of such breach;

(b)           the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)	the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.       Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.

12.04.       Automatic Termination. This Agreement shall terminate automatically as to all of the Parties without any further required action or notice immediately after the Plan Effective Date.

12.05.       Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b) or Section 12.02(c). Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b).

Section 13.	Amendments and Waivers.

(a)           This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)           This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and (ii) the Required Consenting Term Loan Lenders, solely with respect to any modification, amendment, waiver or supplement that materially and adversely affects the rights of such Parties and unless otherwise specified in this Agreement; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Equity Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement.

(c)           Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d)           The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.	Miscellaneous

14.01.       Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.       Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.03.       Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04.       Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, and agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05.       GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party agrees that it shall bring any action or other proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06.       TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.       Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.       Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.       Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.

14.10.       Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Vertex Energy Inc.
1331 Gemini St., Suite 250
Houston, Texas 77058
Attention: James P. Gregory, Secretary & General Counsel
E-mail address: jgregory@ruddylaw.com

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention:	Brian Schartz, P.C.
Josephine Fina
Brian Nakhaimousa
E-mail address:	bschartz@kirkland.com
josephine.fina@kirkland.com
brian.nakhaimousa@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654

Attention:	John Luze
Rachael Bentley
E-mail address:	john.luze@kirkland.com
rachael.bentley@kirkland.com

(b)	if to a Consenting Term Loan Lender, to:

Sidley Austin LLP
787 7th Avenue
New York, NY 10019

Attention:	Leslie A. Plaskon
Michele A. Nudelman
E-mail address:	lplaskon@sidley.com
mnudelman@sidley.com

and

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attention: Genevieve G. Weiner
E-mail address: gweiner@sidley.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.       Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.       Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.       Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights and nothing herein shall be deemed to be a waiver thereof. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14.       Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15.       Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.       Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.       Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.       Capacities of the Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Equity Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Equity Interests.

14.19.       Survival. Notwithstanding (i) any Transfer of any Company Claims/Equity Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 14 and the Confidentiality Agreements (in accordance with their terms) shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof. For the avoidance of doubt, the Parties acknowledge and agree that if this Agreement is terminated, Section 13 shall survive such termination, and any and all Releases shall remain in full force and effect.

14.20.       Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.01, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.21.       Publicity; Non-Disclosure. No Consenting Stakeholder shall reference any of the Company Parties or the terms or status of the Restructuring Transactions in any press releases or other public statements without the Company Parties’ prior written consent. The Company Parties will submit to the counsel of the Consenting Stakeholders all press releases, public filings, or public announcements, in each case, to be made by any of the Company Parties announcing entry into this Agreement or the transactions contemplated hereby in advance of release and will reasonably consult with the counsel of the Consenting Stakeholders with respect to such communications. Except as required by Law or regulation or by any governmental or regulatory (including self-regulatory) authority, no Party or its advisors shall, directly or indirectly, (a) use the name of any Consenting Stakeholder in any public manner (including in any press release) or (b) disclose to any Person (including, for the avoidance of doubt, any other Consenting Stakeholder), other than legal, accounting, financial and other advisors to the Company Parties, the principal amount or percentage of any Company Claims, in each case, without such Consenting Stakeholder’s prior written consent; provided that (i) if such disclosure is required by Law, subpoena, or other legal process or regulation or by any governmental or regulatory (including self-regulatory) authority, the disclosing Party shall afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure if reasonably practicable and permitted by applicable Law and shall take all reasonable measures to limit such disclosure to the extent permitted by applicable Law and (ii) the foregoing shall not prohibit the public disclosure of the aggregate percentage or aggregate principal amount of Claims held by all the Consenting Stakeholders, collectively. Notwithstanding the foregoing, (A) any Party hereto may disclose the identities of the Parties hereto in any action to enforce this Agreement or in an action for damages as a result of any breaches hereof and (B) any Party hereto may disclose, to the extent expressly consented to in writing by a Consenting Stakeholder, such Consenting Stakeholder’s identity and individual holdings.

14.22.	Relationship Among Consenting Stakeholders.

(a)           Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint, with respect to each Consenting Stakeholder. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, any Consenting Stakeholder, the Company Parties, or any of the Company Parties’ respective creditors or other stakeholders, and there are no commitments among or between the Consenting Stakeholders as a result of this Agreement or the transactions contemplated herein or in the Restructuring Term Sheet, in each case except as expressly set forth in this Agreement. No Party shall have any responsibility by virtue of this Agreement for any trading by any other Entity. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity securities of the Company Parties without the consent of the Company Parties or any Consenting Stakeholder, subject to Section 8 of this Agreement and applicable securities Laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Stakeholders, and/or the Company Parties shall in any way affect or negate this understanding and Agreement, and each Consenting Stakeholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Stakeholder to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Agreement, and no action taken by any Consenting Stakeholder pursuant hereto is intended to constitute the Consenting Stakeholders as a partnership, an association, a joint venture or any other kind of Entity, or create a presumption that any Consenting Stakeholder is in any way acting in concert or as a member of a “group” with any other Consenting Stakeholder or Consenting Stakeholders within the meaning of Rule 13d-5 under the Exchange Act. As of the date hereof and for so long as this Agreement remains in effect, the Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Stakeholder is entering into this Agreement directly with the Company Parties and not with any other Consenting Stakeholder, (2) no other Consenting Stakeholder shall have any right to bring any action against any other Consenting Stakeholder with respect to this Agreement (or any breach thereof), and (3) no Consenting Stakeholder shall be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently. Nothing in this Agreement shall require any Consenting Stakeholder to incur any expenses, liabilities or other obligations, or agreement to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses or other obligations to any Consenting Stakeholder; provided that the preceding sentence shall not serve to limit, alter, or modify any Consenting Stakeholder’s express obligations hereunder.

(b)           The Company Parties acknowledges that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Consenting Stakeholders and Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise the Consenting Stakeholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder.

14.23.       Good Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Further, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

EXHIBIT A

Company Parties

Bango Oil LLC
Cedar Marine Terminals, LP
Crossroad Carriers, L.P.
Crystal Energy, LLC
H&H Oil, L.P.
HPRM LLC
Tensile-Heartland Acquisition Corporation
Tensile-Myrtle Grove Acquisition Corporation
Vertex II GP, LLC
Vertex Acquisition Sub, LLC
Vertex Energy Operating, LLC
Vertex Marine Fuel Services LLC
Vertex Merger Sub, LLC
Vertex Recovery, L.P.
Vertex Recovery Management, LLC
Vertex Refining Alabama LLC
Vertex Refining LA, LLC
Vertex Refining Myrtle Grove LLC
Vertex Refining NV, LLC
Vertex Refining Texas LLC
Vertex Renewables LLC
Vertex Renewables Alabama LLC
Vertex Splitter Corporation

EXHIBIT B

Restructuring Term Sheet

VERTEX ENERGY, INC., ET AL.

RESTRUCTURING TERM SHEET September 24, 2024

This term sheet (together with all annexes, schedules, and exhibits hereto, the Term Sheet”) summarizes the Restructuring Transactions concerning the Company Parties agreed to by the Consenting Stakeholders and the Company Parties. The Restructuring Transactions will be consummated through either (a) a joint chapter 11 plan of reorganization filed by the Debtors in the Chapter 11 Cases (the “Plan of Reorganization”) or (b) a sale of all or substantially all of the Debtors’ assets through one or more sales conducted pursuant to section 363 of the Bankruptcy Code (the “Asset Sale”) followed by a wind-down of the estates by the Debtors through a joint plan of liquidation filed by the Debtors in the Chapter 11 Cases (the “Plan of Liquidation” and together with the Plan of Reorganized, the “Plan”), in each case, on the terms, and subject to the conditions, set forth in the Restructuring Support Agreement (together with the exhibits and schedules attached to such agreement, including this Term Sheet, each as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “RSA”).1

THIS TERM SHEET IS NEITHER AN OFFER WITH RESPECT TO ANY SECURITIES NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE PROPOSED RESTRUCTURING TRANSACTIONS OR THAT WILL BE SET FORTH IN THE DEFINITIVE DOCUMENTATION.

Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution, and delivery of definitive documentation acceptable to the Company Parties and the Consenting Term Loan Lenders, as applicable. The regulatory, tax, accounting, and other legal and financial matters and effects related to the Restructuring Transactions or any related restructuring or similar transaction have not been fully evaluated and any such evaluation may affect the terms and structure of any Restructuring Transactions or related transactions.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them elsewhere in this Term Sheet or in the RSA to which this Term Sheet is attached.

RESTRUCTURING OVERVIEW
Restructuring Summary

The Restructuring Transactions will be consummated through the commencement by the Debtors of voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court,” and the cases commenced, the “Chapter 11 Cases,” and the date such Chapter 11 Cases are filed, the “Petition Date”) on a prearranged basis on the terms and subject to the conditions set forth in the RSA and this Term Sheet.

The Plan shall provide for, among other things, the treatment of Claims and Equity Interests if (a) a reorganization of the Company Parties occurs pursuant to which new common stock, limited liability company membership units, or the functional equivalent thereof of Vertex Energy, Inc. or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date (“Reorganized Vertex,” and together with the other reorganized Company Parties, the “Reorganized Debtors”) is distributed to holders of Claims and/or Equity Interests as specifically provided for herein on the Plan Effective Date (the “New Common Stock,” and such transaction, the “Recapitalization Transaction”) and (b) the Asset Sale occurs.

The Restructuring Transactions will be consummated pursuant to the Recapitalization Transaction unless the Company Parties, with the prior written consent of the Required Consenting Term Loan Lenders, determine that pursuit of the highest or otherwise best Asset Sale proposal (or proposals), which may include a credit bid submitted by the DIP Lenders and/or Term Loan Lenders (a “Credit Bid” and the related sale, the “Credit Bid Sale Transaction”), is in the best interests of the Company Parties and their stakeholders (the “Successful Bid” and the party thereto, the “Successful Bidder”). An Asset Sale wherein the purchaser is someone other than the DIP Lenders and/or the Term Loan Lenders shall be referred to as a third-party sale transaction (the “Third-Party Sale Transaction”).

Asset Sale

The Company Parties will seek approval of the Bidding Procedures on the Petition Date and will seek to have the Bidding Procedures Motion heard at the first day hearing.

If the Company Parties select one or more Successful Bid(s), including any Credit Bid submitted by the Term Loan Lenders and/or the DIP Lenders, prior to consummation of the Asset Sale, the Company Parties shall establish and fund one or more reserves from Cash on hand of the Company Parties and undrawn amounts under the DIP Facility, in an amount to be determined at a later date by the Company Parties’ in their reasonable discretion and consented to by the Required Consenting Term Loan Lenders sufficient to (a) fund the estimated fees, costs, and expenses necessary to fully administer and wind down the Estates of the Company Parties, including the fees, costs, and expenses of the plan administrator selected by the Required Consenting Term Loan Lenders to wind down the Company Parties’ Estates (the “Plan Administrator”), and (b) pay in

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full in Cash all Claims required to be paid under the Bankruptcy Code and Plan in order for the Plan Effective Date to occur or otherwise assumed or required to be paid under the terms of the Plan, in each case to the extent not liquidated and paid in full in Cash on the Plan Effective Date (collectively, the “Wind-Down Reserve”). The Company Parties shall be authorized to maintain the Wind-Down Reserve in an amount and for such time as is necessary, each as determined by the Plan Administrator, to fully reconcile, liquidate, and pay in full in Cash all applicable fees, costs, expenses, Claims, and other obligations described in the preceding sentence before distributing any excess distributable Cash to holders of DIP Claims or any other Claims and Equity Interests in accordance with the priorities and treatment described below.

Implementation Timeline

The Debtors shall seek entry of (i) an order to approve the bidding procedures (the “Bidding Procedures Order”) and (ii) a disclosure statement scheduling order (the “Scheduling Order”), each to be in form and substance reasonably acceptable to the Required Consenting Term Loan Lenders, reflecting the following dates (which dates, for the avoidance of doubt, shall not constitute milestones under the DIP Facility), subject to Bankruptcy Court approval:

●    Scheduling Order:

○     No later than fifty (50) days after the Petition Date, the Bankruptcy Court shall hold a hearing to consider approval of the adequacy of the disclosure statement;

○     No later than ninety (90) days after the Petition Date, the Bankruptcy Court shall hold a hearing to consider confirmation of a chapter 11 plan (the “Plan”).

●    Bidding Procedures Order:

○     No later than three (3) days after the Petition Date, publication of the notice of sale process;

○     No later than thirty-one (31) days after the Petition Date, the deadline for submitting indication of interest (the “IOI Deadline”);

○     If applicable, no later than fifty-seven (57) days after the Petition Date, the Bankruptcy Court shall hold a hearing to consider approval of an order approving the Credit Bid Sale Transaction;

○     If applicable, no later than sixty-one (61) days after the Petition Date, the deadline for submitting qualified bids for the Third-Party Sale Transaction (the “Bid Deadline”);

○     To the extent required, no later than five (5) days after the Bid Deadline, an auction to consider approval of the Third-Party Sale Transaction shall commence; and

○     If applicable, no later than eighty-five (85) days after the Petition Date, the Bankruptcy Court shall hold a hearing to consider approval of the Third-Party Sale Transaction.

Milestones	The Debtors shall comply with the below milestones:

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○     No later than three (3) days after the Petition Date, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered the Interim DIP Order, the Scheduling Order and the Bidding Procedures Order;

○     No later than thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

○     No later than thirty-five (35) days after the Petition Date, the IOI deadline;

○     No later than fifty (50) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement;

○     If the Debtors elect to pursue a Credit Bid Sale Transaction, no later than seventy (70) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Credit Bid Sale Transaction (the “Credit Bid Sale Order”);

○     If the Debtors elect to pursue a Third-Party Sale Transaction, (a) the Bid Deadline shall be no later than sixty-five (65) days after the Petition Date; and (b) no later than ninety (90) days after the Petition Date, the Bankruptcy Court shall have entered an order approving such Third-Party Sale Transaction (the “Third-Party Sale Order”);

○     No later than ninety-five (95) days after the Petition Date, the order confirming the Plan shall have been entered; and

○     No later than one hundred and fifteen (115) days after the Petition Date, the Plan Effective Date shall have occurred.

Current Indebtedness

Intermediation Facility Claims: consisting of approximately $111.2 million[2] in outstanding principal, plus interest, fees, and other expenses, pursuant to that certain Supply and Offtake Agreement by and between Vertex Refining Alabama LLC (“Vertex Alabama”) and Macquarie Energy North America Trading Inc. (“Macquarie”), as may be amended from time to time (the “Intermediation Facility Agreement,” and the facility thereunder, the “Intermediation Facility” and the Claims thereunder, the “Intermediation Facility Claims”);

Term Loan Claims: consisting of approximately $271.9 million in outstanding principal, plus interest, fees, and other expenses, pursuant to that certain Loan and Security Agreement by and between Vertex Alabama, as borrower, Vertex, as parent and guarantor, Cantor Fitzgerald Securities, as agent, and the lenders party thereto (the credit agreement, the “Term Loan Agreement,” and the facility thereunder, the “Term Loan Facility,” and the Claims thereunder, the “Term Loan Claims”);

Finance Lease Claims: consisting of approximately $23.8 million in outstanding principal, plus interest, fees, and other expenses, pursuant to those certain finance, storage, and gas plant leases that the Company Parties enter into, as lessees,

[2]	As of September 12, 2024.

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buyers, or debtors in relation to the equipment subject thereto (the “Finance Leases,” and the Claims thereunder, the “Finance Lease Claims”);

2027 Convertible Notes Claims: consisting of approximately $15.2 million in outstanding principal, plus interest, fees, and other expenses, pursuant to those 6.25% senior unsecured convertible notes due 2027 issued by Vertex pursuant to that certain indenture, dated as of November 1, 2021, by and between Vertex and U.S. National Bank, as trustee (the “2027 Convertible Notes,” and the Claims thereunder, the “2027 Convertible Notes Claims”);

Subordinated Unsecured Note Claims: consisting of approximately $0.4 million in outstanding principal, plus interest, fees, and other expenses pursuant to that certain subordinated unsecured promissory note whereby H&H Oil, L.P. issued a promissory note in the principal face amount of $1,466,667.00 (the “Subordinated Unsecured Note,” and the Claims thereunder, the “Subordinated Unsecured Note Claims”); and

Existing Equity Interests in Vertex: consisting of the Class A common stock issued by Vertex, which common stock trades on the Nasdaq Stock Market LLC under ticker symbol VTNR (the “Existing Common Stock,” and any interests arising from the Existing Common Stock at any given time prior to the Plan Effective Date, including any options or warrants, the “Equity Interests in Vertex”).

DIP Facility

To fund the administration of the Chapter 11 Cases and the implementation of the Restructuring Transactions, the Consenting Term Loan Lenders shall provide a $280 million super-senior, secured debtor-in-possession financing facility (the “DIP Facility,” the loans advanced thereunder, the “DIP Loans,” and the lenders thereunder, the “DIP Lenders”) and on the terms and conditions set forth in the DIP Term Sheet attached to the RSA as Exhibit C, the DIP Credit Agreement, and the DIP Orders.

The Company Parties shall seek approval of the DIP Facility through the DIP Orders, consistent with the DIP Term Sheet. The DIP Orders shall provide for the Company Parties’ consensual use of the cash collateral of the prepetition secured parties.

Amended Intermediation Facility

To permit the Company Parties to continue purchasing crude oil from Macquarie for the Company Parties’ ordinary course operations and for Macquarie to continue purchasing all Products (as defined in the Intermediation Facility Agreement), Macquarie and the Company Parties shall amend and restate the Intermediation Facility, on the terms and conditions set forth in the Intermediation Facility Term Sheet attached to the RSA as Exhibit D (the “Amended Intermediation Facility Agreement” and the facility thereunder, the “Amended Intermediation Facility”).

The Company Parties shall seek approval of the Amended Intermediation Facility from the Bankruptcy Court (a) on an interim basis, no later than five (5) days after the Petition Date, and (b) on a final basis, no later than thirty-five (35) days after the Petition Date.

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Exit Intermediation Facility

If the Recapitalization Transaction occurs, on the Plan Effective Date, the Reorganized Debtors shall enter into an amended or new intermediation facility with a third-party provider or Macquarie on terms and conditions acceptable to the Reorganized Debtors and the Required Consenting Term Loan Lenders (the “Exit Intermediation Facility”).

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN
Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
DIP Claims

On the Plan Effective Date, each holder of an allowed DIP Claim (which shall include interest, fees, and all other amounts due and owing under the DIP Facility) shall receive, in full and final satisfaction of such Allowed DIP Claim (a) payment in full in Cash, or (b) such other terms agreed to by the holders of DIP Claims; provided, however, that treatment agreeable to the holders of DIP Claims shall include (x) if the Recapitalization Transaction occurs (i) equitization of all DIP Claims (on a pro rata basis along with allowed Term Loan Claims) not refinanced by an exit facility acceptable to the holders of DIP Claims and the Company Parties, and/or (ii) to the extent exit financing is raised by the Company Parties, refinancing of all or part of the DIP Claims, on terms acceptable to the DIP Lenders, by an exit facility acceptable to the holders of DIP Claims and the Company Parties; or (y) if the Credit Bid Sale Transaction occurs, on account of any DIP Claims not bid as part of such transaction such holders shall receive their pro rata share of all Excess Distributable Cash[3] until paid in full.

N/A
Amended Intermediation Facility Claims

On the Plan Effective Date, each holder of an allowed Amended Intermediation Facility Claim[4] (which shall include interest, fees, and all other amounts due and owing under the Amended Intermediation Facility) shall receive, in full and final satisfaction of such allowed Amended Intermediation Facility Claim, (a) payment in full in Cash in accordance with the DIP Orders, or (b) such other terms agreed to by the holders of

N/A

[3]	“Excess Distributable Cash” means Cash, if any, held by the Debtors on the Effective Date after funding the treatment of the Administrative Claims, Priority Tax Claims, Amended Intermediation Facility Claims, Other Secured Claims, and Other Priority Claims; provided that any Cash placed in (a) the Wind-Down Reserve and (b) the professional fee escrow account shall not be Excess Distributable Cash until after, in the case of sub-clause (a), all applicable claims have been paid or otherwise satisfied, and, in the case of sub-clause (b), all professional fee claims have either been paid (if allowed) or disallowed.

[4]	“Amended Intermediation Facility Claims” means any Claim held by Macquarie arising under or relating to the Amended Intermediation Facility Agreement or the interim and final orders of the Bankruptcy Court approving the terms of, and the Debtors’ entry into, the Amended Intermediation Facility.

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Amended Intermediation Facility Claims.
Administrative Claims

Each holder of an allowed Administrative Claim shall receive cash equal to the full amount of its claim or such other treatment as required by section 1129(a)(9) of the Bankruptcy Code, unless otherwise agreed to by such holder or permitted by the Bankruptcy Code.

N/A
Priority Tax Claims	On the Plan Effective Date, each holder of an allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A
Classified Claims and Equity Interests
Other Secured Claims	On the Plan Effective Date, each holder of an allowed Other Secured Claim shall receive, in full and final satisfaction of such allowed Other Secured Claim, unless otherwise agreed to by such holder: (a) payment in full in Cash in an amount equal to its allowed Other Secured Claim, (b) the collateral securing its allowed Other Secured Claim, (c) reinstatement of its allowed Other Secured Claim, or (d) such other treatment rendering its allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept
Other Priority Claims	Each holder of an allowed Other Priority Claim, in full and final satisfaction of such allowed Other Priority Claim, unless otherwise agreed to by such holder, shall be paid in full in Cash on the Plan Effective Date or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.	Unimpaired / Deemed to Accept
Intermediation Facility Claims

On the Plan Effective Date, each holder of an allowed Intermediation Facility Claim shall receive, in full and final satisfaction of such allowed Intermediation Facility Claim, unless otherwise agreed to by such holder:

i.        if the Recapitalization Transaction occurs, such Intermediation Facility Claims shall be (a) refinanced and paid off in Cash in full by the Exit Intermediation Facility or (b) replaced by obligations arising under the Exit Intermediation Facility in an amount equal to its allowed Intermediation Facility Claim; or

ii.        if the Asset Sale occurs, (a) solely to the extent of any proceeds of collateral securing its allowed Intermediation Facility Claim (the “Intermediation Collateral”), payment in full in Cash, (b) the Intermediation Collateral, (c) reinstatement of its allowed Intermediation Facility Claim, or (d) such other treatment

Unimpaired / Deemed to Accept

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rendering its allowed Intermediation Facility Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.
Term Loan Claims	On the Plan Effective Date, each holder of an allowed Term Loan Claim shall receive, in full and final satisfaction of such allowed Term Loan Claim:	Impaired / Entitled to Vote
i. if the Recapitalization Transaction occurs, (a) its pro rata share (calculated on account of allowed Term Loan Claims and unpaid DIP Claims) of the New Common Stock, and/or (b) such other terms agreed to by the holders of Term Loan Claims;
ii. if the Credit Bid Sale Transaction occurs, (a) to the extent of the Credit Bid, all assets to be disposed of pursuant to such Credit Bid Sale Transaction in accordance with the Bankruptcy Court Order approving the Credit Bid Sale Transaction and the corresponding asset purchase agreement and (b) for any remaining portion not included in the Credit Bid, (i) its pro rata share of the Excess Distributable Cash (if any) after payment or satisfaction of all DIP Claims, or (ii) such other terms agreed to by the holders of Term Loan Claims;
iii. if the Third-Party Sale Transaction occurs, its pro rata share of the Excess Distributable Cash after payment or satisfaction, as applicable, of all DIP Claims.
General Unsecured Claims at Debtors other than Vertex	Each holder of an allowed General Unsecured Claim at Debtors other than Vertex shall receive, in full and final satisfaction of such allowed General Unsecured Claims at Debtors other than Vertex:	Impaired / Entitled to Vote
i. if the Recapitalization Transaction occurs, on the Plan Effective Date, all General Unsecured Claims at Debtors other than Vertex shall be cancelled, released, and extinguished and will be of no further force or effect, and holders of such Claims shall not receive any distribution, property, or other value under the Plan on account of such Claims; or
ii. if the Asset Sale occurs, its pro rata share of the Excess Distributable Cash after payment or satisfaction, as applicable, of all DIP Claims and Term Loan Claims.

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Other General Unsecured Claims at Vertex

Each holder of an allowed General Unsecured Claim at Vertex shall receive, in full and final satisfaction of such allowed General Unsecured Claim at Vertex:

i.        if the Recapitalization Transaction occurs, on the Plan Effective Date, all General Unsecured Claims at Vertex shall be cancelled, released, and extinguished and will be of no further force or effect, and holders of such Claims shall not receive any distribution, property, or other value under the Plan on account of such Claim; or

ii.        if the Asset Sale occurs, its pro rata share of the Excess Distributable Cash after payment or satisfaction, as applicable, of all DIP Claims, Term Loan Claims, and General Unsecured Claims at Debtors other than Vertex.

Impaired / Entitled to Vote
2027 Convertible Notes Claims

Each holder of an allowed 2027 Convertible Notes Claim shall receive, in full and final satisfaction of such allowed 2027 Convertible Notes Claim:

i.        if the Recapitalization Transaction occurs, on the Plan Effective Date, all 2027 Convertible Notes Claims shall be cancelled, released, and extinguished and will be of no further force or effect, and holders of such Claims shall not receive any distribution, property, or other value under the Plan on account of such Claim; or

ii.        if the Asset Sale occurs, its pro rata share of the Excess Distributable Cash after payment or satisfaction, as applicable, of all DIP Claims, Term Loan Claims, and General Unsecured Claims at Debtors other than Vertex.

Impaired / Entitled to Vote
Intercompany Claims

On the Plan Effective Date, Intercompany Claims shall be:

i.        if the Recapitalization Transaction occurs, reinstated, set off, settled, distributed, contributed, cancelled, or released or otherwise addressed at the option of the Reorganized Debtors, without any distribution; or

ii.        if the Asset Sale occurs, reinstated, set off, settled, distributed, contributed, cancelled, or released or otherwise addressed at the option of the successor to the Debtors, without any distribution.

Unimpaired / Deemed to Accept or Impaired / Deemed to Reject
Intercompany	On the Plan Effective Date, Intercompany Claims shall be:	Unimpaired / Deemed to

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Equity Interests

i.        if the Recapitalization Transaction occurs, reinstated, set off, settled, distributed, contributed, cancelled, or released or otherwise addressed at the option of the Reorganized Debtors, without any distribution; or

ii.        if the Asset Sale occurs, reinstated, set off, settled, distributed, contributed, cancelled, or released or otherwise addressed at the option of the successor to the Debtors, without any distribution.

Accept or Impaired / Deemed to Reject
Existing Equity Interests

Except to the extent that a holder of an Equity Interest in Vertex agrees to less favorable treatment, each holder of an Allowed Equity Interest in Vertex shall receive, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Equity Interest in Vertex:

i.        if the Recapitalization Transaction occurs, on the Plan Effective Date, all Equity Interests shall be cancelled, released, and extinguished and will be of no further force or effect, and holders of such Interests shall not receive any distribution, property, or other value under the Plan on account of such Interest; or

ii.        if the Asset Sale occurs, its pro rata share of the Excess Distributable Cash after payment or satisfaction, as applicable, of all DIP Claims, Term Loan Claims, General Unsecured Claims at Debtors other than Vertex, Other General Unsecured Claims at Vertex, and 2027 Convertible Notes Claims.

Impaired / Deemed to Reject
OTHER KEY TERMS
Securities Laws Matters

In the case of a Recapitalization Transaction, to the extent applicable, on the Plan Effective Date, Reorganized Vertex shall issue New Common Stock in accordance with the terms of the Plan.

Any New Common Stock issued under the Plan will be issued (a) to the fullest extent permitted and applicable, without registration under the Securities Act or similar federal, state, or local laws in reliance on the exemption set forth in section 1145 of the Bankruptcy Code or (b) to the extent section 1145 of the Bankruptcy Code is not permitted or applicable, pursuant to other applicable exemptions under the Securities Act. For the avoidance of doubt, New Common Stock underlying the Management Incentive Plan (as defined herein), will not be issued in reliance on section 1145 of the Bankruptcy Code.

Management Incentive Plan

If the Recapitalization Transaction occurs, Reorganized Vertex will reserve a pool of up to 10% of the New Common Stock for a post-emergence management incentive plan (the “Management Incentive Plan”) for management employees of

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the Reorganized Debtors. The awardees, terms, and conditions of the Management Incentive Plan shall be determined by the board of the Reorganized Debtors.
Employment Obligations

The Parties consent to the continuation of the Debtors’ wages, compensation, and benefits programs according to existing terms and practices, including executive compensation programs and any motions in the Bankruptcy Court for approval thereof; provided, however, that (x) no increase in base compensation and regular course incentive opportunities or special, additional or supplemental cash compensation or bonuses, in each case, for Named Executive Officers and Directors (as defined in the Term Loan Agreement) shall be approved, adopted or ratified after the execution of the RSA, (y) no key employment agreement, director compensation arrangement, severance agreement, employee retention plan, management incentive plan or equity, equity-based and/or cash incentive plan or similar arrangement or agreement, in each case, with respect to Named Executive Officers and Directors, will be approved, adopted, amended, modified or ratified after the execution of the RSA and (z) no vesting will be discretionarily accelerated under any equity, equity-based, and/or cash incentive plan after the execution of the RSA, in each case, unless (1) approved by (a) the CRO and (b) all independent directors of the Board, (2) the disbursements associated with any such change pursuant to this proviso are disclosed as a separate line item in any Budget, and (3) any such transactions, agreements, plans or otherwise are not inconsistent with the Company Parties’ historical ordinary course of business practices as in effect prior to December 31, 2023.

On the Plan Effective Date, the Reorganized Debtors (in the case of a Recapitalization Transaction), the DIP Lenders and/or the Term Loan Lenders (in the case of a Credit Bid Sale Transaction), or the purchaser (in the case of a Third-Party Sale Transaction), shall (a)(i) assume all employment agreements or letters, indemnification agreements, severance agreements, or other agreements entered into with current and former employees (provided, however, that solely with respect to the assumption of such agreements in connection with a Recapitalization Transaction or a Credit Bid Sale Transaction, such assumption is contingent upon implementation and execution by the employee of amended employment agreements, in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders and consistent with the amendments set forth on Schedule 1 attached hereto; provided, further that the failure to implement such amended employment agreements will cause the Reorganized Debtors (in the case of a Recapitalization Transaction), or the DIP Lenders and/or the Term Loan Lenders (in the case of a Credit Bid Sale Transaction), to reject such agreements, if applicable), or (ii) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors or purchaser, as applicable, and such employee, and (b) assume and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, supplemental executive retirement plans, change-in-control agreements, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Company Parties who served in such capacity on or after

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the effective date of the RSA or, in each case, the full amount necessary to satisfy such obligations shall be set aside to satisfy such obligations, which such amount shall be included in the Wind-Down Reserve.

Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Survival of Indemnification Provisions and D&O Insurance

Subject to the Bankruptcy Court’s entry of the Confirmation Order approving the releases as contemplated in the RSA, all indemnification provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the benefit of current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties, as applicable, shall be (a) reinstated and remain intact, irrevocable, and shall survive the Plan Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Company Parties than the indemnification provisions in place prior to the Plan Effective Date, and (b) shall be assumed by the Reorganized Debtors (in the case of a Recapitalization Transaction), the DIP Lenders and/or Term Loan Lenders (in the case of a Credit Bid Sale Transaction), or the purchaser (in the case of a Third-Party Sale Transaction).

After the Plan Effective Date, Reorganized Vertex or the purchaser, as applicable, will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date (the “D&O Policy”), and all members, managers, directors, and officers of the Company Parties who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions on or after the Plan Effective Date.

Executory Contracts and Unexpired Leases

If the Recapitalization Transaction occurs, the Plan shall provide that executory contracts and unexpired leases that are not rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.

If the Asset Sale occurs, the Plan shall provide that executory contracts and unexpired leases that are not rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed rejected pursuant to section 365 of the Bankruptcy Code.

Retained Causes of Action	The Reorganized Debtors or the Plan Administrator, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors have released pursuant to the release and exculpation provisions of the Plan.

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Retention of Jurisdiction	The Plan shall provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.
Plan Releases and Exculpations

The Plan and Confirmation Order shall include customary exculpation provisions and debtor and third-party releases of claims, litigations, or other causes of action arising on or before the Plan Effective Date, substantially consistent with those set forth in Exhibit A to this Term Sheet

Tax Structure

To the extent practicable, the Restructuring Transactions contemplated by this Term Sheet will be structured so as to obtain the most beneficial tax structure for the Company Parties, as determined by the Company Parties and the Required Consenting Term Loan Lenders.

Other Customary Plan Provisions

The Plan will provide for other standard and customary provisions, including, among other things, provisions addressing the vesting of assets, release of liens, the compromise and settlement of Claims and Equity Interests, and the resolution of disputed Claims.

Conditions Precedent to Restructuring Effective Date

It shall be a condition to the Plan Effective Date that the following conditions shall have been satisfied or waived:

(i)        the RSA shall not have been validly terminated by the parties thereto;

(ii)       there shall not have been instituted or threatened or be pending any action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Company Parties and the Required Consenting Term Loan Lenders would prohibit, prevent, or restrict consummation of the Restructuring Transactions;

(iii)      an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall not have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality, domestic or foreign, that, in the reasonable judgment of the Company Parties and the Required Consenting Term Loan Lenders, would prohibit, prevent, or restrict consummation of the Restructuring Transactions;

(iv)      each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated;

(v)       to the extent invoiced, the payment of all reasonable and documented fees and expenses of the Company Parties’ professionals (solely if payment of such fees and expenses have been authorized by the Bankruptcy Court, including under the DIP Order) and the Required Consenting Term Loan Advisors’ professionals related to the implementation of the Restructuring Transactions and not previously paid by the Company Parties;

(vi)      all professional fees and expenses of retained professionals required to be

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approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in the professional fee escrow account;

(vii)      the Bankruptcy Court shall have entered the Confirmation Order and such order shall not have been reversed, stayed, modified, dismissed, vacated, or reconsidered;

(viii)     if the Recapitalization Transaction occurs:

a.    the New Common Stock shall have been issued by Reorganized Vertex; and

b.    the Reorganized Debtors shall have entered into the Exit Intermediation Facility and all conditions precedent to consummation of the Exit Intermediation Facility shall have been waived or satisfied in accordance with their terms thereof and the closing of the Exit Intermediation Facility documents shall have occurred.

(ix)      if the Asset Sale occurs, consummation of the Asset Sale shall have occurred and the Wind-Down Reserve shall have been fully funded in Cash.

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Exhibit A

Form of Releases and Exculpation Language

“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the independent directors or managers of any Debtor; and (c) any statutory committee appointed in the Chapter 11 Cases and each of their respective members, solely in their respective capacities as such.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order will not preclude such order from being a Final Order.

“Postpetition Financing Facilities” means, collectively, the DIP Facility and the Amended Intermediation Facility.

“Postpetition Financing Documents” means the DIP Credit Agreement, the Amended Intermediation Facility Agreement, and any related documents or agreements governing the DIP Facility and the Amended Intermediation Facility.

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Wind-Down Debtors; (d) the Plan Administrator; (e) the DIP Agent and each DIP Lender; (f) the Agent; (g) the Consenting Stakeholders; (h) the Intermediation Counterparty; (i) all Holders of Claims; (j) all Holders of Equity Interests; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l); provided, however, that in each case, an Entity shall not be a Released Party if it: (x) elects to not opt in to the Third-Party Release; or (y) timely objects to the Third-Party Release and such objection is not withdrawn before Confirmation.

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Wind-Down Debtors; (d) the Plan Administrator; (e) the DIP Agent and each DIP Lender; (f) the Agent; (g) the Consenting Stakeholders; (h) the Intermediation Counterparty; (i) all Holders of Claims; (j) all Holders of Equity Interests; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan; provided, however, that in each case, an Entity shall not be a Releasing Party if it: (x) elects to not opt in to the Third-Party Release; or (y) timely objects to the Third-Party Release and such objection is not withdrawn before Confirmation.

“Wind-Down Debtors” means, if the Asset Sale occurs, some or all the Debtors, or any successor thereto, by merger, consolidation, or otherwise, on or after the Plan Effective Date.

Releases by the Debtors.

Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, the Wind-Down Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, the Wind-Down Debtors, or their Estates, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, the Wind-Down Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, the Reorganized Debtors, the Wind-Down Debtor, their Estates, or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors, Reorganized Debtors, or the Wind-Down Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, and related prepetition transactions, the Postpetition Financing Facilities, the Postpetition Financing Documents, the Intermediation Facility, the Intermediation Facility Documents, the Term Loan Facility, the Term Loan Documents, the 2027 Convertible Notes, the Subordinated Unsecured Note, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document, or any Restructuring Transactions, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the Postpetition Financing Facilities, the Postpetition Financing Documents, the Intermediation Facility, the Intermediation Facility Documents, the Term Loan Facility, the Term Loan Documents, the 2027 Convertible Notes, the Subordinated Unsecured Note, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transactions, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Restructuring Transactions, including the

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issuance or distribution of Securities pursuant to the Restructuring Transactions, or the distribution of property pursuant to the Restructuring Transactions, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before, in respect of the foregoing clause, the Plan Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any Causes of Action identified in the Schedule of Retained Causes of Action, (ii) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or Agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any Claim or obligation arising under the Plan, or (iii) any Released Party from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, the Wind- Down Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

Releases by the Releasing Parties.

Notwithstanding anything contained in this Plan to the contrary, on and after the Plan Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, pursuant to section 1123(b) of the Bankruptcy Code, in each case except for Claims arising under, or preserved by, the Plan, to the fullest extent permitted under applicable law, each Released Party (other than the Debtors, the Reorganized Debtors, or the Wind-Down Debtors) is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each and all of the Releasing Parties (other than the Debtors, the Reorganized Debtors, or the Wind-Down Debtors), from any and all Claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the foregoing Entities, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, the Wind-Down Debtors, or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, the Reorganized Debtors, the Wind-Down Debtors, or their Estates or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by

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any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Postpetition Financing Facilities, the Postpetition Financing Documents, the Intermediation Facility, the Intermediation Facility Documents, the Term Loan Facility, the Term Loan Documents, the 2027 Convertible Notes, the Subordinated Unsecured Note, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before and during the Chapter 11 Cases, any other Definitive Document, or any Restructuring Transactions, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the Postpetition Financing Facilities, the Postpetition Financing Documents, the Intermediation Facility, the Intermediation Facility Documents, the Term Loan Facility, the Term Loan Documents, the 2027 Convertible Notes, the Subordinated Unsecured Note, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document, or any Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Restructuring Transactions and/or Plan, or the distribution of property pursuant to the Restructuring Transactions and/or the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any Claim or obligation arising under the Plan, or (ii) any Released Party from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third- Party Release.

Exculpation.

Notwithstanding anything contained in this Plan to the contrary, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or Third-Party Release, effective as of the Effective Date, no Exculpated Party shall have or incur liability or obligation for, and

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each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Postpetition Financing Facilities, the Postpetition Financing Documents, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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Schedule 1

Employment Agreement Amendments

In accordance with the Restructuring Support Agreement and the Restructuring Term Sheet, the Reorganized Debtors (in the case of a Recapitalization Transaction), or the DIP Lenders and/or the Term Loan Lenders (in the case of a Credit Bid Sale Transaction), shall only assume the Specified Employees’1 employment agreements if the following revisions, and only the following revisions, are made, in form and substance reasonably satisfactory to the Reorganized Debtors (in the case of a Recapitalization Transaction), or the DIP Lenders and/or the Term Loan Lenders (in the case of a Credit Bid Sale Transaction), each in their reasonable discretion.

●	Deletion of all “single-trigger” change in control provisions.
●	Deletion of all “walk away rights” providing the ability of an employee to terminate employment solely because of a change in control and to receive severance.
●	Deletion of prongs within “Good Reason” definitions relating to changes to a supervisor’s role with the Company.
●	Reduction of severance to 1x base plus bonus; provided that the CEO may have a severance of 2x base plus bonus.
●	Alignment of restrictive covenants to match with severance.

In the event the Specified Employees’ employment agreements are not revised as detailed herein, the Reorganized Debtors (in the case of a Recapitalization Transaction), or the DIP Lenders and/or the Term Loan Lenders (in the case of a Credit Bid Sale Transaction), will have no obligation to assume the Specified Employees’ employment agreements.

[1]	“Specified Employees” means those employees previously identified to counsel for the Company Parties by counsel for the Required Consenting Term Loan Lenders.

EXHIBIT C

DIP Term Sheet

VERTEX ENERGY, INC. (NASDAQ: VTNR)

SUMMARY OF INDICATIVE TERMS AND CONDITIONS

$280 MILLION DEBTOR-IN-POSSESSION FINANCING FACILITY

SEPTEMBER 24, 2024

This Summary of Indicative Terms (this “Term Sheet”) is intended to summarize certain basic terms of the proposed DIP Facility (as defined below) comprised of the DIP New Money Loans (as defined below) and the DIP Roll-Up Loans (as defined below). This Term Sheet is provided for convenience only and shall not create a binding or enforceable obligation on the Debtors (as defined below), the lenders, or any other party in any way and is not intended to detail all of the conditions, covenants, representations, warranties and other provisions to be contained in the definitive documentation for the DIP Facility. Additional terms and conditions may be added upon further diligence, discussions, and negotiations. Closing of the transactions described herein will be subject to completion of due diligence satisfactory to the lenders, final credit and other approvals by the lenders, documentation satisfactory to all parties and other appropriate conditions. A binding commitment with respect to the transactions described herein will arise only if and when both parties mutually execute and deliver definitive documents for the DIP Facility and the conditions to effectiveness therein are satisfied.

Reference is made to the (i) certain Loan and Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Loan Agreement” and the loans thereunder, the “Prepetition Loans”), by and among Vertex Refining Alabama LLC, a Delaware limited liability company, as the borrower (the “Prepetition Borrower”), Vertex Energy, Inc., a Delaware limited liability company (“Prepetition Parent”), Cantor Fitzgerald Securities, as administrative agent and as collateral agent under the loan documents (“Prepetition Agent”), each lender from time to time party thereto (the “Prepetition Lenders”) and the guarantors from time to time party to such Prepetition Loan Agreement (the “Prepetition Guarantors”), (ii) certain Supply and Offtake Agreement, dated as of April 1, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Intermediation Facility” and together with the Prepetition Loan Agreement, the “Prepetition Finance Documents”), by and among Prepetition Borrower and with Macquarie Energy North America Trading Inc. (the “Prepetition Intermediator”) and (iii) certain Second Amended and Restated Intercreditor Agreement, dated as of June 3, 2024, by and the Prepetition Agent, the Prepetition Intermediator, the Prepetition Borrower and affiliates thereof (the “Prepetition Intercreditor Agreement”). As used in this Term Sheet, “Prepetition Term Loan Obligations” shall mean all outstanding obligations under the Prepetition Loan Agreement as of the Petition Date. Capitalized terms used but not defined herein shall have the meaning specified for such term in the Prepetition Loan Agreement or Annex D hereof.

Borrower:	The Prepetition Borrower as debtor and debtor-in-possession in the chapter 11 cases (together, including any chapter 11 cases filed by the Prepetition Borrower’s subsidiaries and affiliates, the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code (as amended, the “Bankruptcy Code”) to be filed in the United States

Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).
Guarantors:

The obligations of the Borrower under the DIP Facility (the “DIP Facility Obligations”) shall be guaranteed, jointly and severally, and secured as provided in and consistent with the priority set forth below under the heading “Security”, by the Prepetition Guarantors, in each case, as debtors and debtors-in-possession in the Chapter 11 Cases (the “Guarantors,” and together with the Borrower, the “Loan Parties”). Each Loan Party, in its capacity as a debtor and debtor-in-possession in the Chapter 11 Cases, is referred to in this Term Sheet as a “Debtor.”

The date of commencement of the Chapter 11 Cases is referred to in this Term Sheet as the “Petition Date”.

DIP Agent:	Cantor Fitzgerald Securities, as administrative agent and collateral agent for the DIP Lenders (in such capacities, the “DIP Agent”).
DIP Lenders:

Certain Prepetition Lenders or their affiliates, managed accounts or designees that elect to participate in the DIP Facility (collectively, the “DIP Lenders”).

No affiliate of any Loan Party shall become a DIP Lender.

DIP Facility:

A senior secured super-priority debtor-in-possession delayed draw term loan credit facility (the “DIP Facility”) in an aggregate principal amount of (i) $80 million of new money term loans made by the DIP Lenders on or after the Closing Date (such new money term loans plus all other obligations, including any increase in the principal amount thereof on account of any fees or interest that is paid-in-kind, collectively, the “DIP New Money Loans” and commitments with respect to such DIP New Money Loans, collectively, the “DIP New Money Commitment”), to be funded and made available to the Borrower as set forth below under the heading “Availability” and (ii) a “roll-up” of certain Prepetition Loans as described under the heading “DIP Roll-Up Loans” (including any increase in the principal amount thereof on account of any fees or interest that is paid-in-kind, collectively, the “DIP Roll-Up Loans”, and together with the DIP New Money Loans, collectively, the “DIP Loans”).

DIP Loans that are repaid or prepaid may not be reborrowed.

Closing Date:	As used in this Term Sheet, “Closing Date” shall mean the date on which each of the conditions specified under the heading

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“Conditions to Effectiveness” below shall have been satisfied (or waived by the Required DIP Lenders). The Closing Date shall occur as promptly as is practical after the entry of the Interim DIP Order (as defined below) by the Bankruptcy Court; provided, however, that the Closing Date shall occur no later than one Business Day following entry of the Interim DIP Order.
DIP Roll-Up Loans:

Unless otherwise consented to by the Required DIP Lenders and the Debtors, (a) subject to and effective upon entry of the Interim DIP Order, $37,949,226.03 of 2024-1 Term Loans (as defined in the Pre-Petition Loan Agreement) shall be rolled into the DIP Facility on a pari passu basis (such loans, the “Interim Roll-Up Loans”), and (b) subject to and effective upon entry of the Final DIP Order, (i) $135,202,821.00 of Initial Term Loans or Additional Term Loans (as defined in the Pre-Petition Loan Agreement) that were funded on the Closing Date or the First Amendment Effective Date (as defined in the Pre-Petition Loan Agreement) shall be rolled into the DIP Facility on a pari passu basis (such loans, the “Restricted Roll-Up Loans”) and (ii) $26,847,952.97 in the aggregate of 2023 Term Loans or JS Loans (each as defined in the Pre-Petition Loan Agreement), shall be rolled into the DIP Facility on a pari passu basis (such loans, the “Final Roll-Up Loans”).

For the avoidance of doubt, the “Maximum Roll-Up Ratio” of DIP Roll-Up Loans to DIP New Money Loans shall not be greater than 2.5:1 in the aggregate.

Maturity Date:

All amounts outstanding under the DIP Facility shall be due and payable in full, and the DIP New Money Commitments thereunder shall terminate, on the Maturity Date. The “Maturity Date” shall be that date which is the earliest to occur of (a) the date that is four months after the Petition Date (which may be extended by two one-month extensions, at the request of the Borrower, so long as no Default or Event of Default has occurred or is continuing) (each, an “Extension”) subject to the Extension Economics, for a total term of up to six months) after the Petition Date, (b) the date that is thirty (30) days after the Petition Date if the Final DIP Order (as defined below) has not been approved by the Bankruptcy Court on or prior to such date, (c) the effective date of a confirmed chapter 11 plan (the “Plan Effective Date”) in the Chapter 11 Cases, and (d) the date the DIP Agent at the direction of the Required DIP Lenders, delivers the Termination Declaration.

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“Final DIP Order” shall mean an order of the Bankruptcy Court authorizing and approving the DIP Facility on a final basis in form and substance satisfactory to the Required DIP Lenders and the Debtors.
Cash Collateral:	“Cash Collateral” has the meaning ascribed to it in section 363(a) of the Bankruptcy Code.
Use of Proceeds:	The Debtors will be permitted to use the proceeds of the DIP Facility and the Cash Collateral (a) for working capital needs, and general corporate and other purposes of the Loan Parties, in each case consistent with, subject to, and within the limitations contained in, the Budget (as defined below), taking into account permitted variances and (b) in addition, to pay the costs and expenses (including professional fees) of administering the Chapter 11 Cases, subject to, and within the limitations contained in, the Budget (as defined below), taking into account the Permitted Variance Levels.
Budget:

The use of the DIP New Money Loans shall be limited in accordance with the budget depicting, on a 13-week basis, a cashflow forecast of receipts and disbursements (the “Budget”), subject to the “Permitted Variance Levels” specified below, with variance reporting to be due on the fourth Business Day of each week beginning with the fourth Business Day following the first full week following the Petition Date.

Variance testing will begin with the first 4-week cumulative period following the Petition Date (the “Reporting Period”). For illustrative purposes, if the Petition Date occurs on September 20, 2024, the first variance report will be due on October 3, 2024, and the first testing period will be the cumulative four-week period from September 20 to October 18, 2024, with the variance report for such testing period to be due on October 24, 2024.

“Permitted Variance Level” means, with respect to total operating disbursements for the immediately preceding Reporting Period, 15%; provided that professional fees shall not be subject to variance testing. For purposes of the Permitted Variance Levels, the Debtors may carry forward to subsequent Reporting Periods for any overperformance during prior Reporting Periods.

The initial Budget covering the 13-week period commencing on the Petition Date (the “Initial Budget”) shall be the budget attached as Annex A to this Term Sheet, which is in form and substance acceptable to the Required DIP Lenders (such Initial

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Budget and any subsequent Proposed Budget approved or deemed approved in accordance with the below, an “Approved Budget”). The Borrower shall deliver an updated Budget every fourth Thursday following the Petition Date, each of which shall cover the 13-week period commencing with the immediately succeeding week (each, a “Proposed Budget”); provided that, the Debtors shall be permitted to submit an additional Proposed Budget prior to the fourth Thursday following the Petition Date. The Proposed Budget will replace the previously delivered Approved Budget upon approval by the Required DIP Lenders in their sole discretion (email being sufficient), acting in good faith, or shall be deemed approved absent objection by the Required DIP Lenders within five (5) days after delivery of the Proposed Budget. If the Required DIP Lenders do not approve a Proposed Budget within five (5) days of the receipt thereof, the previously Approved Budget will continue to control and the Debtors shall be required to work in good faith with the Required DIP Lenders to modify such Proposed Budget until the Required DIP Lenders approve such Proposed Budget (which approval shall not be unreasonably withheld). Any single capital expenditure disbursement in excess of $1,000,000 shall be subject to the prior written approval of the Required DIP Lenders (which approval shall be deemed provided if the Required DIP Lenders do not object to such disbursement within 48 hours of receiving written notice thereof from the Borrower).

Availability:

The DIP New Money Loans shall be made available to draw in accordance with the Approved Budget for the purposes set forth above under the heading “Use of Proceeds” in an aggregate principal amount of up to $80 million consisting of (a) approximately $39.4 million (such amount, the “Interim DIP Amount”) on the day of, and in any event no later than the first Business Day following, the entry of the Interim DIP Order, (b) upon entry of the Final DIP Order, up to approximately $40.6 million (such amount, the “Final DIP Amount”) on the day of, and in any event no later than the first Business Day following, the entry of the Final DIP Order, and (c) upon the approval of a Credit Bid Sale Order or Third-Party Sale Order and three (3) days prior to a closing a Credit Bid Sale or Third-Party Sale, as applicable, in an amount necessary to fund the Wind-Down Reserve (as defined in the Restructuring Term Sheet) in each case, subject to the following paragraph.

The funding of the DIP New Money Loans (each,

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an “Advance”) shall be subject to the “Conditions to Effectiveness” set forth below, the occurrence of the Closing Date and the following conditions (collectively, the “Conditions Precedent”):

(a)       at the time of the making any Advance and after giving effect to the same, the representations and warranties of the Loan Parties contained in the DIP Facility shall be true and correct in all material respects;

(b)       no Event of Default shall then exist or result from the making of such Advance;

(c)       the Debtors have complied and shall be in compliance (after giving effect to the applicable borrowing) with the most recently delivered budget constituting the Approved Budget (including any variance testing, but subject to the Permitted Variance Levels in such Approved Budget);

(d)       the Borrower shall certify, as of the date when any borrowing request is made, the satisfaction of all other Conditions Precedent for each Advance;

(e)       other than with respect to the draw of the Interim DIP Amount on and around the date that the Interim DIP Order is entered, the DIP Agent and the DIP Lenders shall have received a borrowing notice signed by the Borrower by at least 3:00 p.m. (prevailing Eastern Time) at least one (1) Business Day prior to the making of the requested Advance (it being understood that no Advance shall be funded on a non-Business Day); and

(f)        by no later than thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order, and the Final DIP Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of the Required DIP Lenders.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in New York.

Security:	Subject and subordinate in all respects to the Carve Out at all

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times and the limitations specified in the DIP Orders, the DIP Facility Obligations (a) will be entitled to super priority claim status pursuant to section 364(c)(1) of the Bankruptcy Code in accordance with the claim priorities set forth on Annex C and (b) will be secured by the “DIP Liens,” in accordance with the lien priorities set forth on Annex C.

Carve Out:	The DIP Orders each shall include a carve out, in the form attached hereto as Annex B (the “Carve Out”) and having the priorities set forth herein, including in Annex C.
Interest Rate:

During the term of the DIP Facility, the outstanding principal balance under the DIP Facility shall bear interest for the period commencing on the Closing Date through the date such DIP Facility Obligations are paid in full in cash or otherwise discharged in accordance with a Plan and with the consent of the Required DIP Lenders or same day funds at a rate equal to (x) in the case of DIP New Money Loans (and, for avoidance of doubt, any increase to the principal thereof in respect of any interest or fees paid-in-kind with respect to the same), Base Rate plus 9.50% per annum, and (y) in the case of DIP Roll-Up Loans (and, for avoidance of doubt, any increase to the principal thereof in respect of any interest or fees paid-in-kind with respect to the same), Base Rate plus (i) for the Interim Roll-Up Loans, 9.40% per annum, (ii) for the Restricted Roll-Up Loans, 9.60% per annum, and (iii) for the Final Roll-Up Loans, 9.40% per annum, in each case, accruing monthly and payable-in-kind as an increase to the principal amount of the applicable DIP Loans. All per annum rates shall be calculated on the basis of a 360-day year and actual days elapsed.

Default Rate:	2.00% above the applicable interest rate, payable in cash on demand upon written notice from the DIP Agent while an Event of Default is continuing. Notwithstanding anything to the contrary herein, (x) the Required DIP Lenders may waive the Default Rate on all outstanding DIP Loans if all underlying Event of Defaults could be waived by Required DIP Lenders and (y) the Supermajority Lenders may waive the Default Rate on all outstanding DIP Loans for any underlying Event of Default.
OID and Fees:

Commitment Fee: The Borrower shall pay to the DIP Lenders on the Closing Date an amount equal to 3.00% of the aggregate amount of the DIP New Money Commitments, which such amount shall be payable-in-kind as an increase to the principal amount of the DIP Loans.

Closing Fee: The Borrower shall pay to the DIP Lenders on the

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Closing Date an amount equal to 3.00% of the aggregate amount of the DIP New Money Commitments, which amount shall be payable-in-kind as an increase to the principal amount of the DIP Loans.

The DIP Agent shall receive an annual administrative agency fee in an amount equal to $35,000, which fee shall be due and payable on the Closing Date in cash in immediately available funds.

Extension Economics:

Upon an Extension of the DIP Facility by one month, an Extension Fee equal to 2% on drawn amounts as of such date payable in kind shall be due.

Upon an Extension of the DIP Facility by an additional month, for any time period after the initial month extension has elapsed, a Second Extension Fee equal to 2% on drawn amounts as of such date payable in kind shall be due.

Amortization:	None.
Voluntary Prepayments:	The DIP Facility may be voluntarily prepaid, and the commitments thereunder voluntarily reduced by the Borrower, in whole or in part, together with all applicable fees and premiums, at any time upon two (2) Business Days’ notice to the DIP Agent.
Mandatory Prepayments:

Mandatory repayments customary for facilities of this type, including, the events listed below (subject to the lien priorities set forth above), shall be required and applied to borrowings under DIP Facility until paid in full (subject to certain exceptions and basket amounts (including certain accrued but not yet paid liabilities) to be negotiated):

Dispositions: Subject to the Budget, prepayments in an amount equal to 100% of the net cash proceeds of the disposition of any property or assets (other than property or assets that are Intermediation Facility Priority Collateral) net of amounts applied to repay related senior liens and other customary deductions individually with respect to contingent liabilities) of the Borrower and its subsidiaries, with no reinvestment rights.

Insurance / Condemnation Proceeds: Subject to the Budget, prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss or damage of any property or assets of the Borrower or received in connection with any condemnation events (other than property or assets that are Intermediation Facility Priority Collateral), in each case, with no reinvestment rights, unless the lost or

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damaged property or assets is necessary for the go-forward business and the net proceeds are less than $20,000,000.

Incurrence of Non-Permitted Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds of any indebtedness incurred, in violation of covenants under the DIP Facility.

Equity Issuances: Prepayments in an amount equal to 100% of the net cash proceeds of any equity interests issued.

Adequate Protection:	The DIP Orders will provide that, as adequate protection, the Prepetition Lenders will receive, solely to the extent of any diminution of value of their interests in the collateral which secures the obligations under the Prepetition Loans as of the Petition Date and in accordance with the applicable provisions of the Bankruptcy Code, (i) a valid, enforceable, fully perfected lien on all of the DIP Collateral, subject and subordinate to the Carve Out and the lien priorities set forth in Annex C and (ii) to the extent of any insufficiency, claims with priority in payment to the extent provided by section 507(b) of the Bankruptcy Code, subject and subordinate to the Carve Out and claim priorities set forth in Annex C.
Waterfall:	The payment “waterfall” provisions of the Documentation shall provide for the payment of obligations in respect of the DIP New Money Loans prior to the payment of obligations in respect of the DIP Roll-Up Loans.
Documentation:

The documentation in respect of the DIP Facility, including, without limitation, the DIP credit agreement (collectively, the “Documentation”) shall be in customary form for facilities similar to the DIP Facility, consistent with the terms set forth in this Term Sheet, and otherwise in form and substance reasonably acceptable to the Required DIP Lenders and the Loan Parties.

The Interim DIP Order and Final DIP Order (collectively, the “DIP Orders”) and the motion seeking approval of the DIP Facility shall be in form and substance reasonably acceptable to the Required DIP Lenders and the Loan Parties. The Interim DIP Order and Final DIP Order will include terms customary for debtor in possession financing orders, including, without limitation, (i) modification of the automatic stay and credit-bidding rights, and, (ii) subject to entry of the Final DIP Order, “no marshaling” provisions, waivers of the imposition of costs pursuant to section 506(c) of the Bankruptcy Code and the “equities of the case” exception in section 552(b) of the

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Bankruptcy Code.

All motions and proposed orders in connection with material relief sought by the Debtors in the Chapter 11 Cases, including all material “first day relief” and “second day relief”, shall be in form and substance reasonably acceptable to the Required DIP Lenders and the Loan Parties; provided, however, that the Debtors shall not be required to provide any declarations (other than the first day declaration, declaration in support of the DIP financing motion, declaration in support of any sale, and declaration in support of confirmation), retention applications, fee statements or fee applications, operating reports, and other administrative filings.

Milestones:

Borrower agrees to complete, or cause to be completed, all Milestones not later than the dates set forth herein (or such later date to which the Supermajority Lenders agree in their sole discretion).

●     No later than three (3) days after the Petition Date, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered the Interim DIP Order, the Scheduling Order (defined below) and the Bidding Procedures Order (defined below);

●     No later than thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

●     No later than thirty-five (35) days after the Petition Date, the deadline for submitting indications of interest (the “IOI Deadline”);

●     No later than fifty (50) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the disclosure statement;

●     If the Debtors elect to pursue a sale of some or substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code (a “Sale”) to the DIP Lenders (the “Credit Bid Sale”), no later than seventy (70) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Credit Bid Sale (the “Credit Bid Sale Order”);

●     If the Debtors elect to pursue a Sale to a third party (such a Sale, a “Third-Party Sale”), (a) the Bid Deadline shall be no later than no later than sixty-five (65) days after the Petition Date; and (b) no later than ninety

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(90) days after the Petition Date, the Bankruptcy Court shall have entered an order approving such Third Party Sale (the “Third-Party Sale Order”);

●     No later than ninety-five (95) days after the Petition Date, the order confirming the Plan shall have been entered; and

●     No later than one hundred and fifteen (115) days after the Petition Date, the Plan Effective Date shall have occurred.

Consistent with the foregoing milestones, the Debtors shall seek entry of (i) an order to approve the bidding procedures (the “Bidding Procedures Order”) and (ii) a disclosure statement scheduling order (the “Scheduling Order”), each in a form reasonably acceptable to the Required DIP Lenders, reflecting the following dates (which dates, for the avoidance of doubt, shall not constitute milestones under the DIP Facility), subject to Bankruptcy Court approval:

●     No later than three (3) days after the Petition Date, publication of the notice of sale process;

●     No later than thirty-one (31) days after the Petition Date, the IOI Deadline;

●     No later than fifty (50) days after the Petition Date, the Bankruptcy Court shall hold a hearing to consider approval of the adequacy of the disclosure statement;

●     If applicable, no later than fifty-seven (57) days after the Petition Date, the Bankruptcy Court shall hold a hearing to consider approval of the Credit Bid Sale Order;

●     If applicable, no later than sixty-one (61) days after the Petition Date, the deadline for submitting qualified bids for the Third-Party Sale (the “Bid Deadline”);

●     To the extent required, no later than five days after the Bid Deadline, an auction to consider approval of the Third-Party Sale shall commence;

●     If applicable, no later than eighty-five (85) days after the Petition Date, the Bankruptcy Court shall hold a hearing to consider approval of the Third-Party Sale; and

●     No later than ninety (90) days after the Petition Date, the Bankruptcy Court shall hold a hearing to consider confirmation of a chapter 11 plan (the “Plan”).

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Affirmative Covenants:	Customary for transactions of this type (and to include reporting covenants, satisfaction of Milestones, provision of and compliance with the Approved Budget; delivery of material draft motions and pleadings (including, without limitation, first days, chapter 11 plan, and disclosure statement, sale procedure and sale motion and order, and KERP/KEIP motion and order, if any) (but excluding, for the avoidance of doubt, any declarations, retention applications, fee statements or fee applications, operating reports, and other administrative filings) shall be provided no later than two days (or as soon as reasonably practicable thereafter) prior to filing and shall be in form and substance reasonably satisfactory to the Required DIP Lenders prior to their being filed in the Chapter 11 Cases; subject to availability, update meetings and / or calls with the DIP Lenders and/or their advisors no less than weekly).
Negative Covenants:	Customary for transactions of this type (and to include limitations on indebtedness, liens, investments, acquisitions, restricted payments, dispositions of assets and transactions with affiliates) and which shall include carve outs as agreed among the parties, including to allow (i) for the indebtedness under the Prepetition Intermediation Facility and liens in favor of the Prepetition Intermediator on the Intermediation Facility Priority Collateral supporting such indebtedness and (ii) a postpetition hedging program, including through granting priming liens on DIP Collateral of the Borrower in connection thereof.
Financial Covenant:	To match Intermediation Facility. For the avoidance of doubt, compliance with the Budget shall, subject to permitted variances, (i) govern permitted uses of funds of the DIP Facility and (ii) be a condition to continued funding under the DIP Facility.
Conditions to Effectiveness:

The availability of the DIP Facility on the Closing Date shall be conditioned upon satisfaction of customary closing conditions for facilities of this type and purpose, including but not limited to:

●     The Bankruptcy Court shall have entered an interim order in form and substance satisfactory to the Required DIP Lenders and the Debtors (the “Interim DIP Order”) authorizing the transactions contemplated by the DIP Facility including, without limitation, authorizing the granting of superpriority claim status and the liens and charges (which liens and charges shall be continuing, valid, binding, enforceable, non-avoidable and automatically

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perfected), authorizing the DIP Facility in a principal amount equal to the Interim DIP Amount. It is understood and agreed that such Interim DIP Order shall not have been reversed, modified, amended or stayed (other than with the prior written consent of the Required DIP Lenders, which may be withheld in their sole discretion). The Interim DIP Order shall also include provisions, in form and substance satisfactory to the Required DIP Lenders and the Debtors, (a) relating to permission for the consensual use of Cash Collateral in accordance with the Budget and (b) with respect to collateral security for the Prepetition Term Loan Obligations, the terms provided for under the “Documentation” section.

●     The Prepetition Intermediator shall not have objected to the entry of the DIP Order.

●     The DIP Agent shall have received UCC, tax and judgment lien searches and other appropriate evidence in form and substance reasonably satisfactory to the Required DIP Lenders evidencing the absence of any other liens or mortgages on the DIP Collateral, except the liens securing the Prepetition Finance Documents, Permitted Liens, and other existing liens acceptable to the Required DIP Lenders.

●     The DIP Lenders shall have received an Initial Budget as of the Closing Date, which Initial Budget shall be in form and substance satisfactory to the Required DIP Lenders, it being acknowledged and agreed that the budget set forth on Annex A is in form and substance acceptable to the Required DIP Lenders as an “Approved Budget” (as the same may be modified or superseded by a Proposed Budget).

●     The preparation, execution and delivery of Documentation reasonably satisfactory to the DIP Agent and the Required DIP Lenders containing representations and warranties, conditions, provisions for capital adequacy and additional costs, covenants and events of default customary in debtor in possession financing documents, including, without limitation, those representations, warranties, covenants and events of default referred to above.

●     Completion (after giving effect to the Interim DIP Order) of all filings and recordings necessary to provide the DIP Agent, for the benefit of the DIP Lenders and the DIP

13

Agent, with perfected liens, charges and security interests in the DIP Collateral and of the priority contemplated in this Term Sheet. Notwithstanding the foregoing and for the avoidance of doubt, the DIP Liens will be effective and perfected under the Interim DIP Order and without requiring the execution of mortgages, security agreements, financing statements or other agreements or filings.

●     Receipt of customary debtor in possession financing closing deliverables, resolutions, good standing certificates in each Borrower’s jurisdiction of formation (to the extent such concept is applicable), incumbency certificates, organizational documents, and lien searches, all in form and substance reasonably satisfactory to the Required DIP Lenders.

●     Execution and delivery of the DIP Agent’s fee letter and the DIP Lenders’ Fee Letter.

●     Payment of all reasonable and documented fees and out of pocket expenses (as set forth in “Expenses” below) required to be paid to the DIP Lenders and the DIP Agent on or before the Closing Date.

●     Receipt by the DIP Agent and the DIP Lenders of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and other customary conditions.

Events of Default:

The events of default under the DIP Facility (each, an “Event of Default,” and collectively, the “Events of Default”) include usual and customary events of default, subject to notice and opportunity to cure, including but not limited to:

●     failure to make any payment to the DIP Agent and DIP Lenders when due;

●     failure of any representation or warranty of any Loan Party contained in any Documentation to be true and correct in all material respects when made;

●     (i) prior to entry of the Final DIP Order, any failure to comply with the terms of the Interim DIP Order or any modification of the Interim DIP Order (including relating to the use of Cash Collateral) to the extent such modification is not satisfactory to the Required DIP Lenders in their sole discretion or (ii) after the entry of the

14

Final DIP Order, any failure to comply with the terms of the Final DIP Order or any modification of the Final DIP Order (including relating to the use of Cash Collateral) to the extent such modification is not satisfactory, as evidenced by a writing (email being acceptable), to the Required DIP Lenders in their sole discretion, in each case, including, without limitation, any Milestones; provided, that any modification to the required Milestones requires the agreement of the Supermajority Lenders, in their sole discretion;

●     the entry of any material monetary non-appealable judgment in excess of an amount to be agreed not otherwise stayed, bonded or satisfied within 30 days;

●     any Loan Party filing of a motion to convert any of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, or conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

●     the commencement by and of the Debtors of any winding up or liquidation proceeding other than the Chapter 11 Cases (for the avoidance of doubt, the commencement by the Debtors of any insolvency proceeding seeking recognition of these Chapter 11 Cases or enforcement of any order of the Bankruptcy Court shall not constitute an Event of Default);

●     the appointment of a receiver, receiver and manager, interim receiver, or similar official over all or any substantial portion of the DIP Collateral;

●     the dismissal of the Chapter 11 Cases;

●     the appointment in the Chapter 11 Cases of a chapter 11 trustee or an examiner with expanded powers;

●     any Loan Party shall (A) contest or dispute the validity or enforceability of any Documentation or any obligation owed under any Documentation in writing or deny in writing that it has any liability thereunder or (B) contest or dispute the validity or perfection of the DIP Loan, or the liens and security interests securing the DIP Loan;

●     the entry of an order granting relief from the automatic stay under section 362 of the Bankruptcy Code so as to allow a third party to exercise remedies against a material portion of the DIP Collateral;

●     except as permitted under the Prepetition Finance Documents with respect to the continuation of the

15

Prepetition Intermediation Facility or hedging activities, the grant of any super priority administrative expense claim or any lien or charge which is pari passu with or senior to those of the DIP Agent and the DIP Lenders under the DIP Facility;

●     the entry of the Final DIP Order shall not have occurred within 30 days after the Petition Date, or the Interim DIP Order (prior to entry of the Final DIP Order) or Final DIP Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of the Required DIP Lenders;

●     cessation of liens or super-priority claims granted with respect to the DIP Facility to be valid, perfected and enforceable in all respects with the priority described in this Term Sheet; and

●     the termination of the RSA for any reason.

Remedies:

Without the need for any further relief from the automatic stay (except as expressly required below), upon written notice by the DIP Agent (acting upon the instructions of the Required DIP Lenders) to the Debtors, to the Intermediation Facility Provider, any statutory committee appointed in the Chapter 11 Cases, and the U.S. Trustee (with a copy filed with the Court) of the occurrence of an Event of Default:

(a)  the DIP Agent (acting upon the instructions of the Required DIP Lenders) may declare (i) all DIP Facility Obligations owing under the Documentation to be immediately due and payable, (ii) the termination, reduction or restriction of any unfunded DIP New Money Commitments to extend credit to the Borrower to the extent any such DIP New Money Commitments remain outstanding (other than as required to fund the Carve Out), and (iii) the termination of the DIP Facility and any other Documentation as to any future liability or obligation of the DIP Agent and the DIP Lenders, but without affecting any of the DIP Liens or the DIP Facility Obligations;

(b)  the DIP Agent (acting upon the instructions of the Required DIP Lenders) may declare a termination, reduction or restriction on the ability of the Debtors to use any Cash Collateral (other than the Intermediation Facility Priority Collateral) (subject to the Carve Out and the use of the Wind Down Reserve to fund the wind down of the Loan Parties in

16

accordance with the Approved Budget and other than Cash Collateral for payroll and other expenses critically necessary to preserve the value of the business of the Debtors); and

(c) the DIP Agent (acting upon the instructions of the Required DIP Lenders) may charge the default rate of interest under the DIP Facility;

any of the foregoing declarations in clauses (a)-(c) shall be made to the Debtors, and shall be referred to in this Term Sheet as a “Termination Declaration” and the date which is the earliest to occur of any such Termination Declaration and the Maturity Date being referred to in this Term Sheet as the “Termination Declaration Date”; provided, however, that in the case of the termination of the Debtors’ use of Cash Collateral or in the case of the enforcement of DIP Liens, the liens securing the Prepetition Term Loan Obligations, or other remedies with respect to the DIP Collateral or “Collateral” under the Prepetition Loan Agreement, the DIP Agent, the DIP Lenders, the Prepetition Agent, or the Prepetition Lenders, as applicable, the DIP Agent (acting at the request of the DIP Lenders) shall first file a motion (a “Stay Relief Motion”) with the Bankruptcy Court seeking emergency relief to exercise such remedies on at least five (5) Business Days’ written notice (the “Remedies Notice Period”) seeking an emergency hearing before the Court (the “Enforcement Hearing”).

At the Enforcement Hearing the Bankruptcy Court may consider whether an Event of Default has occurred and the Bankruptcy Court may fashion an appropriate remedy, including permitting the DIP Agent, the DIP Lenders, or the Prepetition Lenders, as applicable, to exercise any or all of their other rights and remedies set forth in the DIP Orders, the DIP Documents, or under other applicable law, pursuant to and subject to the terms and provisions of the DIP Orders, the DIP Documents or the Prepetition Loan Agreement, as applicable; provided, that, prior to the expiration of the Remedies Notice Period, the Debtors and any statutory committee appointed in the Chapter 11 Cases may seek an emergency hearing before the Court, and must provide prompt notice of such hearing to the Intermediation Facility Provider, primary counsel to each of the DIP Lenders or the Required Lenders to contest whether an Event of Default has occurred and to seek non-consensual use of Cash Collateral.

The Remedies Notice Period shall not expire until the conclusion of the Enforcement Hearing. Except as otherwise ordered by the Bankruptcy Court prior to the expiration of the Remedies Notice Period, after expiration of the Remedies

17

Notice Period, the Debtors shall waive their right to and shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent such relief would in any way impair or restrict the rights and remedies of the DIP Lenders.
“Required DIP Lenders”:	The DIP Lenders holding more than 66⅔% of the aggregate amount of outstanding DIP Loans and unfunded DIP New Money Commitments under the DIP Facility.
“Supermajority Lenders”:	The DIP Lenders holding more than 80% of the aggregate amount of outstanding DIP Loans and unfunded DIP New Money Commitments under the DIP Facility.
Voting Provisions:	Substantially similar to the Prepetition Loan Agreement.
Credit Bidding:

The DIP Agent and the Prepetition Agent shall have the right, without further application to or approval by the Bankruptcy Court, to “credit bid” (a) with respect to the DIP Agent, (i) the drawn amounts of DIP New Money Loans and (ii) subject to entry of the Final DIP Order, the full amount of the DIP Roll- Up Loans, and (b) with respect to the Prepetition Agent, the full amount of the Prepetition Loans (which, for the avoidance of doubt, shall exclude any Prepetition Loans actually rolled-up into the DIP Facility), in each case, in connection with any sale of all or any portion of the Borrower’s assets, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of a Plan subject to confirmation under section 1129(b)(2)(A)(ii)–(iii) of the Bankruptcy Code.

Expenses:	DIP Lenders’ and DIP Agent’s actual, reasonable and documented out-of-pocket expenses associated with due diligence, negotiation and preparation of the DIP Facility; provided that, in the case of legal expenses, the DIP Agent and each of the DIP Lenders shall each be limited to one primary counsel, one local counsel for each relevant jurisdiction, and one of each of any specialty/regulatory/tax counsel reasonably required by any such DIP Agent or DIP Lender.
Indemnity:	Customary for similar debtor-in-possession financings.
Assignments; Participations:	Customary for similar debtor-in-possession financings; provided, that, for the avoidance of doubt, no DIP Lender assignments shall be permitted without the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned, or delayed) until an Event of Default has

18

occurred and is continuing; provided further that assignments by a DIP Lender to an affiliate or approved fund of such DIP Lender shall not require Borrower consent.
Governing Law:	New York.
Confidentiality:	This Term Sheet is confidential and is delivered to you with the understanding that neither this Term Sheet nor any of its terms and substance shall be disclosed, directly or indirectly, to any other person except: (a) to your affiliates, and your and their respective employees, agents and advisors who are involved in the consideration of this matter; and (b) as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law or any governing or regulatory body.

19

ANNEX A

TO TERM SHEET

INITIAL BUDGET

Vertex Energy

Initial DIP Budget

($ in millions)

		Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst
	Forecast Week # >	1	2	3	4	5	6	7	8	9	10	11	12	13
	Period Ending Date >	27-Sep	4-Oct	11-Oct	18-Oct	25-Oct	1-Nov	8-Nov	15-Nov	22-Nov	29-Nov	6-Dec	13-Dec	20-Dec
	Receipts
1	SOA Receipts	$16	$32	$33	$33	$33	$33	$33	$33	$33	$33	$31	$30	$30
2	Non-Intermediated Refined Products Sales	9	9	11	11	14	11	11	14	11	11	13	9	9
3	Other VRA Receipts	—	3	—	—	1	3	—	—	1	—	3	—	1
4	Marrero Product Receipts	2	5	1	1	1	6	1	1	1	6	1	1	1
5	Marine Fuel & Other Receipts	1	1	2	2	2	2	2	2	2	2	2	2	2
6	Hedging Receipts	—	—	—	—	—	—	—	—	—	—	—	—	—
7	Total Receipts	$27	$50	$48	$48	$51	$55	$47	$50	$48	$51	$50	$42	$43
	Disbursements
8	SOA Disbursements	$(35)	$(48)	$(42)	$(42)	$(45)	$(49)	$(43)	$(45)	$(42)	$(45)	$(47)	$(37)	$(37)
9	Hedging Disbursements	—	—	—	—	—	—	(0)	—	—	—	(0)	—	—
10	Payroll & Benefits	(1)	(2)	(0)	(3)	(0)	(3)	(0)	(3)	(0)	(2)	(0)	(3)	(0)
11	Trade	(7)	(9)	(6)	(2)	(3)	(6)	(5)	(3)	(3)	(2)	(3)	(2)	(2)
12	Insurance, Taxes, Utilities, Other	(1)	(5)	(1)	(0)	(0)	(5)	(0)	(1)	(0)	(2)	(2)	(1)	(0)
13	CapEx	(0)	—	—	—	—	(0)	(0)	(0)	(0)	(1)	(0)	(0)	(0)
14	Total Operating Disbursements	$(44)	$(63)	$(49)	$(47)	$(48)	$(62)	$(49)	$(52)	$(46)	$(52)	$(54)	$(43)	$(40)
	Restructuring Activities
15	Restructuring Professional Fees	$—	$(2)	$(1)	$(1)	$(1)	$(2)	$(5)	$(2)	$(1)	$(3)	$(1)	$(1)	$(1)
16	Total Restructuring Activities	$—	$(2)	$(1)	$(1)	$(1)	$(2)	$(5)	$(2)	$(1)	$(3)	$(1)	$(1)	$(1)

17	Net Cash Flow	$(17)	$(15)	$(2)	$(0)	$2	$(10)	$(7)	$(4)	$0	$(4)	$(5)	$(2)	$2
18	Beginning Cash Balance[1]	$4	$27	$12	$9	$9	$11	$22	$15	$12	$12	$28	$23	$21
19	Net Cash Flow	(17)	(15)	(2)	(0)	2	(10)	(7)	(4)	0	(4)	(5)	(2)	2
20	DIP TL Draws / (Repayments)	39	—	—	—	—	21	—	—	—	20	—	—	—
21	Ending Cash Balance	$27	$12	$9	$9	$11	$22	$15	$12	$12	$28	$23	$21	$23
22	Available Balance on DIP	$41	$41	$41	$41	$41	$20	$20	$20	$20	$—	$—	$—	$—
23	Total Liquidity	$67	$52	$50	$50	$52	$42	$35	$32	$32	$28	$23	$21	$23
	Memo:
	VRA Refined Product Net Cash Flow
24	SOA Receipts	$16	$32	$33	$33	$33	$33	$33	$33	$33	$33	$31	$30	$30
25	SOA Disbursements	(35)	(48)	(42)	(42)	(45)	(49)	(43)	(45)	(42)	(45)	(47)	(37)	(37)
26	Non-Intermediated Refined Products Sales	9	9	11	11	14	11	11	14	11	11	13	9	9
27	Other VRA Receipts	—	3	—	—	1	3	—	—	1	—	3	—	1
28	Total - VRA Refined Product Net Cash Flow	$(11)	$(3)	$3	$3	$3	$(1)	$1	$2	$3	$(1)	$0	$2	$3

Notes:
1. Projected beginning cash balance as of 9/25/2024; profile reflects post-petition activity only

ANNEX B

TO TERM SHEET

CARVE OUT

1.	Carve Out.

(a)	Carve Out. As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $500,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent, acting at the direction of the Required Lenders under and as defined in the Loan Documents, or the Pre-Petition Agent, acting at the direction of the Required Lenders under and as defined in the Pre-Petition Loan Agreement, as applicable, to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility or termination of the Debtors’ right to use Cash Collateral, as applicable, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)	Delivery of Weekly Fee Statements. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided that, within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Weekly Statement and Final Statement to be delivered on the same day received to the DIP Agent). If any Professional Person fails to deliver a Weekly Statement within three (3) calendar days after such Weekly Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed

Professional Fees for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Approved Budget for such period for such Professional Person.

(c)	Carve Out Reserves.

(i)          Commencing with the week ended September 27, 2024, and on or before the Thursday of each week thereafter, the Debtors shall utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of (a) the greater of (i) the aggregate unpaid amount of all Estimated Fees and Expenses reflected in the Weekly Statement delivered on the immediately prior Wednesday to the Debtors and the DIP Agent, and (ii) the aggregate amount of unpaid Allowed Professional Fees contemplated to be incurred in the Approved Budget during such week, plus (b) the Post Carve Out Trigger Notice Cap, plus (c) an amount equal to the amount of Allowed Professional Fees set forth in the Approved Budget for the week occurring after the most recent Calculation Date. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust (the “Funded Reserve Account”) to pay such Allowed Professional Fees (the “Funded Reserves”) prior to any and all other claims, and all payments of Allowed Professional Fees incurred prior to the Termination Declaration Date shall be paid first from such Funded Reserve Account.

(ii)         On the day on which a Carve Out Trigger Notice is given by the DIP Agent or the Pre-Petition Agent, as applicable, to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to, and the Debtors shall utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve -Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.

(d)	Application of Carve Out Reserves.

(i)          All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until indefeasibly paid in full. If the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, all remaining funds shall be distributed first to the DIP Agent on account of the applicable DIP Obligations until indefeasibly paid in full, and thereafter to the Pre-Petition Lenders in accordance with their rights and priorities as of the Petition Date and as otherwise set forth in this Interim Order.

(ii)         All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice

Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in which case any such excess shall be paid to the Pre-Petition Lenders in accordance with their rights and priorities as of the Petition Date.

(iii)        Notwithstanding anything to the contrary in the Loan Documents or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in Paragraph 17(c), then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively (subject to the limits contained in the Post-Carve Out Trigger Notice Cap), shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in Paragraph 17(c), prior to making any payments to the DIP Agent or the Pre-Petition Lenders, as applicable.

(iv)        Notwithstanding anything to the contrary in the Loan Documents or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agent, the Pre-Petition Agent, and the Pre-Petition Lenders shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the Loan Documents.

(v)         Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans (as defined in the DIP Loan Agreement) or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out with respect to any shortfall (as described below), and (iii) subject to the limitations with respect to the DIP Agent, DIP Lenders, the Pre-Petition Agent, and Pre-Petition

Lenders set forth in this Paragraph 17, in no way shall the Initial Approved Budget, any subsequent Approved Budget, Carve Out, Post-Carve Out Trigger Notice Cap or Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order or the Loan Documents, the Carve Out shall be senior to all liens and claims securing the DIP Obligations, the Hedge Obligations, the Intermediation Obligations, the Adequate Protection Liens, the Pre-Petition Loan Obligations, the DIP Super-Priority Claims, the Hedging Superpriority Claims (as defined in the Intermediation Order), the Shell Superpriority Claims (as defined in the Intermediation Order), Intermediation Superpriority Claims (as defined in the Intermediation Order), and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations, the Hedge Obligations, the Intermediation Obligations, the Pre-Petition Loan Obligations, and the Prepetition Intermediation Facility Obligations (as defined in the Intermediation Order).

(e)	Payment of Allowed Professional Fees Prior To the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(f)	No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Agent, the DIP Lenders, the Pre-Petition Agent, the Pre-Petition Lenders, or the Intermediation Facility Secured Party shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, the Pre-Petition Agent, the Pre-Petition Lenders, or the Intermediation Facility Secured Party in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(g)	Payment of Allowed Professional Fees on or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar- for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the Loan Documents, the Bankruptcy Code, and applicable law.

ANNEX C

TO TERM SHEET

Relative Lien Priorities on Collateral1

Shared Collateral constituting Intermediation Facility Priority Collateral (other than Business Interruption Insurance Proceeds)	Shared Collateral constituting DIP Priority Collateral (other than Business Interruption Insurance Proceeds)	Shared Collateral constituting Business Interruption Insurance Proceeds2	DIP Exclusive Collateral
Carve Out	Carve Out	Carve Out	Carve Out
Permitted Priority Liens	Permitted Priority Liens	Permitted Priority Liens	Permitted Priority Liens
Intermediation Facility Liens	Hedging Liens	Hedging Liens/ Intermediation Facility Liens/DIP Liens	Hedging Liens[3]
Intermediation Facility Adequate Protection Liens	DIP Liens	Pre-Petition Term Loan Adequate Protection Liens/ Intermediation Facility Adequate Protection Liens	DIP Liens
Hedging Liens	Pre-Petition Term Loan Adequate Protection Liens	Pre-Petition Liens	Pre-Petition Term Loan Adequate Protection Liens
DIP Liens	Pre-Petition Liens	—	Pre-Petition Liens
Pre-Petition Term Loan Adequate Protection Liens	Intermediation Facility Liens	—	—
Pre-Petition Liens	Intermediation Facility Adequate Protection Liens	—	—

[1]	Terms used in this Annex C shall have the meaning given to such terms as defined herein or in this Term Sheet.

[2]	The Intermediator must have marshalled, taken, liquidated and exhausted all remedies and recoveries available to the Intermediator under the Intermediation Contracts from any other Intermediation Facility Priority Collateral, including Intermediation Title Property.

[3]	Only with respect to DIP Exclusive Collateral held by Participating Hedging Debtors.

Relative Claim Priorities1

Vertex Refining (with respect to proceeds of Intermediation Facility Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to proceeds of DIP Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to Business Interruption Insurance Proceeds)	Parent	Vertex Renewables	Participating Hedging Debtors (other than Vertex Refining, Parent and Vertex Renewables)	All Other Debtors
Carve Out	Carve Out	Carve Out	Carve Out	Carve Out	Carve Out	Carve Out
Intermediation Superpriority Claims	Superpriority Hedging Claims	Superpriority Hedging Claims/ DIP Super-Priority Claims/ Intermediation Superpriority Claims	Superpriority Hedging Claims	Superpriority Hedging Claims	Superpriority Hedging Claims	DIP Super-Priority Claims
Pre-Petition Intermediation Facility Adequate Protection Claims	DIP Super-Priority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims / Pre-Petition Intermediation Facility Adequate Protection Claims	All DIP Super-Priority Claims / Certain Intermediation Superpriority Claims (solely with respect to Business Interruption Insurance Proceeds)	All DIP Super-Priority Claims	DIP Super-Priority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims
Superpriority Hedging Claims	Intermediation Superpriority Claims		Intermediation Superpriority Claims (claims other than Business Interruption Insurance Proceeds)	Intermediation Superpriority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims	—

[1]	Terms used in this Annex C shall have the meaning given to such terms as defined herein or in this Term Sheet.

Vertex Refining (with respect to proceeds of Intermediation Facility Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to proceeds of DIP Priority Collateral (other than Business Interruption Insurance Proceeds))	Vertex Refining (with respect to Business Interruption Insurance Proceeds)	Parent	Vertex Renewables	Participating Hedging Debtors (other than Vertex Refining, Parent and Vertex Renewables)	All Other Debtors
DIP Super-Priority Claims	Pre-Petition Term Loan Adequate Protection Super-Priority Claims		Pre-Petition Term Loan Adequate Protection Super-Priority Claims / Certain Pre-Petition Intermediation Facility Adequate Protection Claims (solely with respect to Business Interruption Insurance Proceeds)	Pre-Petition Term Loan Adequate Protection Super-Priority Claims	—	—
Pre-Petition Term Loan Adequate Protection Super-Priority Claims	Pre-Petition Intermediation Facility Adequate Protection Claims		Pre-Petition Intermediation Facility Adequate Protection Claims (claims other than Business Interruption Insurance Proceeds)	—	—	—

ANNEX D
TO TERM SHEET

Certain Defined Terms

“Books” means, as to any Debtor, the books and records, including ledgers; records concerning such Debtor’s assets or liabilities, including the Collateral, business operations or financial condition; and all computer programs, or data storage, and the related devices and equipment, containing such information.

“Business Interruption Insurance Percentage” means, as of any date of determination, (i) with respect to the Intermediator, the percentage determined by dividing the outstanding Intermediation Obligations after the Intermediator has marshalled, taken, liquidated and exhausted all remedies and recoveries available to the Intermediator under the Intermediation Contracts (as defined in the Intermediation Order) from any other Intermediation Facility Priority Collateral and any insurance rights owned or held by the Intermediator in its own name covering such Intermediation Facility Priority Collateral to the Intermediation Obligations under the Intermediation Contracts, by the sum of such Intermediation Obligations, plus the outstanding Hedge Obligations plus the outstanding DIP Obligations, hereunder in each case, as of the time of the occurrence of the event giving rise to Business Interruption Insurance Proceeds; (ii) with respect to the Hedge Provider, the percentage determined by dividing the outstanding Hedge Obligations, by the sum of such Intermediation Obligations, plus the outstanding Hedge Obligations plus the outstanding DIP Obligations, hereunder in each case, as of the time of the occurrence of the event giving rise to Business Interruption Insurance Proceeds and (iii) with respect to the DIP Secured Parties hereunder, the difference between 100% and the percentages determined in items (i) and (ii) of this definition. For purposes of determining “Business Interruption Insurance Percentage” with respect to the Intermediator, the Intermediator shall be required to marshal, take, liquidate and exhaust all remedies and recoveries available to the Intermediator with respect to (x) all other categories of Intermediation Facility Priority Collateral, including Intermediation Title Property and (y) all insurance owned and held in the name of the Intermediator with respect to the Intermediation Facility Priority Collateral prior to receiving any recovery of Business Interruption Insurance Proceeds under policies required by the Intermediation Contracts and such policies shall be the secondary policy with respect to Intermediation Facility Priority Collateral.

“Business Interruption Insurance Proceeds” means proceeds of business interruption insurance policies maintained by Parent or Vertex Refining. Any Business Interruption Insurance Proceeds go, first, to satisfy the Carve Out, second, to any Permitted Priority Liens, and third, to any obligations secured by Hedging Liens, DIP Liens and Intermediation Facility Liens on a pari passu basis in accordance with the Business Interruption Insurance Percentage to claims secured by the DIP Liens, Hedging Liens and Intermediation Facility Liens.

“Catalyst Assets” means any catalyst assets and inventory constituting catalyst, precious metals assets and precious metals inventory and all additions, accessions and all rights related thereto.

“Carve Out” means the Carve Out (as defined in the DIP Order).

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Debtor or arising and wheresoever located, including all accessions thereto and products and proceeds thereof (other than Excluded Property (as defined in the DIP Order or as defined in the Intermediation Order)) in or upon which a Lien is granted by a Debtor to the Secured Parties with the priorities as set forth in Annex C.

“Debtors” means the Debtors (as defined in the DIP Order).

“DIP Exclusive Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Debtor (excluding, Vertex Refining and limited with respect to the Hedge Provider, only Participating Hedging Debtors) or arising and wheresoever located, including all accessions thereto and products and proceeds thereof (other than Excluded Property or any other Shared Collateral, including business interruption insurance policies maintained by Parent) in or upon which a Lien is granted by a Debtor to the Hedge Provider and DIP Secured Parties with the priorities as set forth in Annex C; provided that no Debtor shall grant a Lien to the Hedge Provider to the extent such Debtor does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty by such Debtor.

“DIP Liens” means the DIP Liens (as defined in the DIP Order).

“DIP Obligations” means the DIP Obligations (as defined in the DIP Order).

“DIP Order” means that certain interim or final order (I) Authorizing The Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (IV) Granting Adequate Protection to the Pre-Petition Term Loan Secured Parties, (V) Modifying the Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief.

“DIP Priority Collateral” means Shared Collateral other than the Intermediation Facility Priority Collateral including the DIP Secured Parties’ Business Interruption Insurance Percentage.

“DIP Secured Parties” means the DIP Secured Parties (as defined in the DIP Order).

“DIP Super-Priority Claims” means the DIP Super-Priority Claims (as defined in the DIP Order).

“Excluded Property” means Excluded Property (as defined in the DIP Order or as defined in the Intermediation Order).

“Hedge Facility” means the Hedge Facility (as defined in the Intermediation Order).

“Hedge Obligations” means the Hedge Obligations (as defined in the Intermediation Order) but shall not include any other Intermediation Obligations or Transaction

Obligations (as defined in the Intermediation Contracts), including, without limitation, by virtue of setoff, netting, or indemnification rights under the Intermediation Contracts.

“Hedge Provider” means the Hedge Provider (as defined in the Intermediation Order).

“Hedging Liens” means the Hedging Liens (as defined in the Intermediation Order).

“Hydrocarbon Credit Support” means, as of any time, all Inventory constituting or consisting of Hydrocarbons (as defined in the Intermediation Contracts) then owned or at any time hereafter acquired by Vertex Refining, that is located at a Company Storage Location (as defined in the Intermediation Contracts); provided that “Hydrocarbon Credit Support” shall not include any Excluded Property or any Catalyst Assets.

“Independent Amount” means the Independent Amount (as defined in the Independent Amount Letter as in effect on the date hereof).

“Independent Amount Letter” means the independent amount letter entered into between Vertex Refining and the Intermediator in connection with the Intermediation Contracts, as may be amended from time to time.

“Intermediation Contracts” means the Intermediation Contracts (as defined in the Intermediation Order).

“Intermediation Title Property” means Intermediation Title Property (as defined in the Intermediation Order) or the Proceeds thereof and Supporting Obligations with respect thereto, and the Independent Amount.

“Intermediation Facility Adequate Protection Liens” means the Intermediation Facility Adequate Protection Liens (as defined in the Intermediation Order).

“Intermediation Facility Liens” means the Intermediation Facility Liens (as defined in the Intermediation Order).

“Intermediation Facility Priority Collateral” means all of the following assets of Vertex Refining (or Parent, solely with respect to business interruption insurance policies held by the Parent subject, clause (c)) with respect to which a Lien is granted as security for the Intermediation Obligations in each case whether tangible or intangible: (a) all Inventory subject to or intended to be sold as Intermediation Title Property under the Intermediation Contracts; (b) all Inventory constituting Hydrocarbon Credit Support; (c) the Intermediator’s Business Interruption Insurance Percentage of the proceeds of business interruption insurance policies; and (d) all Proceeds of (including other proceeds of insurance with respect to the foregoing), and Supporting Obligations (including Letter of Credit Rights) with respect to, any of the foregoing.

“Intermediation Obligations” means the Intermediation Obligations (as defined in the Intermediation Order), whether arising prepetition or post-petition, but shall not include any Hedge Obligations, including, without limitation, by virtue of setoff, netting, or indemnification rights under the Intermediation Contracts or Hedge Facility.

“Intermediation Order” means that certain interim or final order (I) Authorizing Continuation of the Intermediation Contracts, as Amended, (II) Authorizing the Debtors to Enter Into and Perform Postpetition Intermediation Transactions and Postpetition Hedging Transactions, (IV) Providing Superpriority Administrative Expense Status and Liens in respect of Postpetition Intermediation Transactions and Postpettion Hedging Transactions, (V) Granting Adequate Protection to the Intermediation Provider, (VI) Provider Superpriority Administrative Expense Status in respect of Purchaser Support Agreements, (VII) Modifying the Automatic Stay, (VIII) Scheduling a Final Hearing and (IX) Granting Related Relief.

“Intermediation Superpriority Claims” means the Intermediation Superpriority Claims (as defined in Intermediation Order).

“Intermediator” means Macquarie (as defined in the Intermediation Order). “Inventory” means “inventory” as defined in the UCC, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of any Debtor, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Debtor’s Books relating to any of the foregoing.

“Letter of Credit Rights” means “letter of credit rights” as defined in the UCC.

“Lien” means any pledge, bailment, lease, mortgage, deed of trust (or similar instrument), hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance, preference, priority or other lien (statutory or otherwise) in favor of the Secured Parties under the DIP Order or Intermediation Order.

“Parent” means Vertex Energy, Inc., a Nevada corporation, as debtor and debtor-in-possession.

“Participating Hedging Debtors” means the Participating Hedging Debtors (as defined in Intermediation Order).

“Permitted Priority Liens” means the Permitted Priority Liens (as defined in the DIP Order or as defined in the Intermediation Order).

“Pre-Petition Intermediation Facility Adequate Protection Claims” means Pre-Petition Intermediation Facility Adequate Protection Claims (as defined in the Intermediation Order).

“Pre-Petition Liens” means the Pre-Petition Liens (as defined in the DIP Order).

“Pre-Petition Loan Obligations” means the Pre-Petition Loan Obligations (as defined in the DIP Order).

“Pre-Petition Term Loan Adequate Protection Liens” means the “Pre-Petition Term Loan Adequate Protection Liens (as defined in the DIP Order).

“Pre-Petition Term Loan Adequate Protection Super-Priority Claims” means the Pre-Petition Term Loan Adequate Protection Super-Priority Claims (as defined in the DIP Order).

“Proceeds” means “proceeds” as defined in the UCC.

“Secured Parties” means DIP Secured Parties, the Hedge Provider and the Intermediator.

“Shared Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Vertex Refining and Parent (solely with respect to business interruption insurance policies maintained by Parent) thereby or arising and wheresoever located, including all accessions thereto and products and proceeds thereof (other than Excluded Property) in or upon which a Lien is granted by a Debtor with the priorities as set forth in Annex C. For the avoidance of doubt and notwithstanding anything to the contrary herein, Shared Collateral constituting Intermediation Facility Priority Collateral shall not include Intermediation Excluded Property.

“Shell Superpriority Claims” means the Shell Superpriority Claims (as defined in Intermediation Order).

“Superpriority Hedging Claims” means the Superpriority Hedging Claims (as defined in Intermediation Order).

“Supporting Obligations” means “supporting obligations” as defined in the UCC.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, any Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Vertex Refining” means Vertex Refining Alabama, LLC, a Delaware limited liability company, as debtor and debtor-in-possession.

EXHIBIT D

Intermediation Facility Term Sheet

Indicative and Preliminary Terms and Conditions

for a proposed

Amended and Restated Supply and Offtake Agreement
(the “SOA”)

between

Macquarie Energy North America Trading, Inc.
(“Macquarie”)

and

Vertex Refining Alabama LLC
(“Vertex”)

This non-binding indicative term sheet is for discussion purposes only and contains only the general terms of a potential transaction. Any pricing or other economic or substantive terms contained in this term sheet are indicative only and, together with all other terms and conditions set forth herein, are subject to change. The contents of this document are not an offer to provide financing or otherwise lend money or provide commodities or hedging. Any future commitment will be subject to and contingent upon receipt of all Macquarie internal approvals, including each of Macquarie Bank Limited’s Risk Management Group, Executive Committee and Board of Directors, and all necessary external approvals required by Macquarie and approval by Macquarie’s counsel of the form and substance of all facility documentation. All approvals are at Macquarie’s absolute discretion. Neither party is under any obligation whatsoever (legal or otherwise) to conclude a transaction, whether by virtue of this non-binding indicative term sheet or otherwise. Any written or oral communications not ultimately included in a definitive written agreement may not be relied upon by either party as the basis for taking any action, foregoing any opportunity or incurring any costs, and would not create any obligations whatsoever on the part of either of the parties. This term sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, the information contained herein is entitled to protection from any use or disclosure to any party or pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

GENERAL TERMS:

Parties:	Macquarie Energy North America Trading (together with Macquarie Bank Limited and certain other affiliates, “Macquarie”) and Vertex Refining Alabama LLC (“Vertex”) as debtor and debtor-in-possession in the chapter 11 cases (together, including any chapter 11 cases filed by Vertex’s subsidiaries and affiliates, the “Chapter 11 Cases”).

Transaction Summary:	Macquarie proposes to provide Vertex with an intermediation facility substantially on the terms and conditions set forth in that certain Supply and Offtake Agreement between Macquarie and Vertex dated as of April 1, 2022 and the “Transaction Documents” as defined and referenced therein (all as amended to date, the “Existing SOA” and the “Existing Transaction Documents”), amended and restated to give effect to the terms set forth in this Term Sheet and as otherwise negotiated by the Parties (as so amended and restated, the “Facility” and the Existing SOA as so amended and restated, the “Amended SOA”).

The Facility shall be amended to be fully committed during the term of the Amended SOA; provided however, that Macquarie may terminate the Facility in the event of an Event of Default or Termination Event in accordance with the terms of this Term Sheet, the Amended SOA and the intermediation orders. Notwithstanding the foregoing, Macquarie’s obligation to intermediate the Crude supply arrangements or product purchase transaction is subject to the terms set forth in more detail herein (including in ‘Suppliers’ below).

Vertex and Macquarie acknowledge and agree that (i) each intermediated crude supply contract with a third-party crude supplier and each intermediated product purchase transaction shall constitute an extension of credit and a “financial accommodation” to or for the benefit of Vertex within the meaning of Section 365(c)(2) and 365(e)(2) of the Bankruptcy Code.

Macquarie to provide documentation with respect to a hedge facility (the “Hedge Facility”), which terms are being discussed with Vertex. Hedge Facility will be limited to crack spread hedging in accordance with hedge program agreed as among Vertex, Macquarie and the Lenders, as specified in the Interim Intermediation Order. The Hedge Facility will be executed under the existing ISDA Master Agreement between Vertex and Macquarie Bank Limited, as amended in connection with the Chapter 11 Cases.

Term:	The earlier of (i) a 4 month term commencing on the Petition Date (as defined below) (or, with the prior written consent of Macquarie at the request of Vertex given no less than 10 calendar days before the end of the then current term (a “Term Extension Request”), two one-month extensions for a total term of up to [6] months after the Petition Date), (ii) the date upon which an Asset Sale is consummated (the “Change of Control Effective Date”) or (iii) the occurrence of the Plan Effective Date, but in the case of (ii), subject to the Step-Out Bridge Facility Period provisions below (the “Term”). In considering whether or not to consent to an Term Extension Request, Macquarie shall take into account factors such as it, in its sole discretion, deems relevant, including, without limitation, the application of Macquarie’s internal policies and procedures, whether the most recent Cashflow Forecast delivered to it evidences the Company’s ability to comply with the Minimum Liquidity Requirement for the duration of the

Term (as so extended) and if a Default or Event of Default has occurred and is continuing with respect to the Company or if a Termination Event has occurred.

The date of commencement of the Chapter 11 Cases is referred to in this Term Sheet as the “Petition Date”.

If the Term ends of a date that is not the last day of a Month, the Company shall either (i) accept the transfer, by way of novation, of each contract entered into by Macquarie for the purchase of Crude Oil or Product with a Third Party Supplier (including any sale and purchase transaction entered into under a Tripartite Crude Supply Agreement) pursuant to the Amended SOA and in respect of which the relevant quantity of Crude Oil or Product that is the subject of such contract is in transit to the Refinery but has not yet arrived (collectively, the “In-Transit Inventory”); or (ii) if Macquarie determines that it will not able to novate each purchase contract to Vertex (including, without limitation, upon any Change of Control Effective Date to a counterparty with whom Macquarie is not able to conduct business), prepay to Macquarie an amount equal to the amount payable under the terms of the Amended SOA for all such In-Transit Inventory, in which case title and risk to such Crude Oil or Products shall pass upon delivery to the Company. If a purchase contract has not yet completed pricing as of the last day of the Term (each, an “Unpriced Contract”), then Macquarie shall estimate, in good faith and in a commercially reasonable manner, the price payable for any In-Transit Inventory that is the subject of an Unpriced Contract using the pricing benchmark(s) and differential(s) specified in such Unpriced Contract.

CREDIT TERMS:

Claim Status:

Subject and subordinate in all respects to the Carve Out (attached hereto as Exhibit A) reasonably acceptable to Macquarie (as further described in the intermediation orders and DIP orders), Macquarie will be granted (i) super priority administrative expense status on all Vertex obligations under the Facility (including any Vertex obligations arising during the interim period between the Petition Date and the date on which the Interim Intermediation Order is granted); (ii) priming liens on all Intermediation Priority Collateral that shall be senior in all respects to any other liens on such collateral granted and Vertex obligations under the Hedging Facility; and (iii) junior liens on all DIP Collateral (as defined in the DIP Orders) to the extent owned by Vertex. In addition, in-the-money obligations under the Hedging Facility owed to Macquarie Bank Limited are to be secured by a senior claim on all DIP collateral owned by eligible Debtors in priority to the DIP lenders). For the avoidance of doubt, the Carve Out will not impact Macquarie’s ownership of inventory in accordance with the Facility.

In addition, Macquarie will be granted administrative expense status on all contingent obligations of Vertex or Vertex Energy, Inc. under the guarantees issued by such entities to Macquarie in connection with the Vertex Renewables SOA.

Settlement Terms:	Provisional settlement of intermediated crude differentials upon Macquarie commitment, with final true-up at end of month (vs. the final true-up at the end of month per the Existing SOA).

Incremental IA:	Fixed $/bbl IA amounts to be increased due to refreshed historical basis differential analysis set in the monthly IA buildup .

Additional Protections:

Vertex and Lenders to acknowledge ownership of and title to inventory consistent with Existing SOA.

Vertex and Macquarie to confirm and agree unwind and liquidation procedures upon the occurrence of specified termination or liquidation events.

COMMERCIAL TERMS:

Rate:	As set forth in the Fee Letter.

Intermediation/Handling Fee:	Consistent with Existing SOA.

Upfront Fee:	As set forth in the Fee Letter.

Minimum Liquidity:	Vertex to maintain Unrestricted Cash (as defined in the Existing SOA) plus undrawn availability under the DIP at all times of $15,000,000.

Suppliers:	Macquarie to intermediate sourcing activities from STUSCO or, subject to the terms below, any other crude suppliers included on the Third Party Supplier “White List” on a “delivered” basis. Macquarie may also, from time to time, intermediate product purchases of Heavy Naptha at the request of Vertex but only from a product supplier included on the Third Party Supplier “White List”. Sourcing activities with Third Party Suppliers (other than STUSCO as permitted crude supplier) would be subject to good faith and timely review and consideration by Macquarie in accordance with its ordinary course practices and internal policies (including, without limitation, with respect to credit and sanctions) for approving crude oil, product and feedstock purchases from suppliers, in each case applied on a non-discriminatory basis. Macquarie’s acceptance may be conditioned on, among other things, (1) the availability of Crude Oil in the market of the types and grades specified by Vertex in any Transaction Supplement; (2) compliance with Macquarie’s internal policies and procedures (applied using good faith and in a non-discriminatory manner); and (3) Macquarie being satisfied that the Commitment Requirements are met. Among other things, if Macquarie determines, in good faith and in a commercially reasonable manner that the nomination or request to enter into an intermediated transaction, do not comply with Macquarie’ ordinary course practices and internal procedures, then Macquarie shall be under no obligation to accept a nomination or a request to enter into an intermediation transaction.

Macquarie would not be required to enter into a proposed supply crude intermediation transaction if entering into such proposed Macquarie Crude Procurement Contract would result in a breach of an existing third party crude oil suppliers exclusive right to supply Crude Oil to the Refinery under an existing third party supply agreement unless:

(i)	such third party supply agreement has effectively terminated (whether by rejection, other order of the Bankruptcy Court, or otherwise); and
(ii)	the first delivery under the proposed Macquarie Crude Procurement Contract is scheduled to occur after the end of the last Delivery Month for which Macquarie has made a binding election to intermediate Crude Oil with respect to such existing third party supply agreement.

Vertex and Macquarie would agree to and maintain a list of pre-approved crude oil and feedstock and product suppliers and contract terms in order to facilitate the approval of supply transactions with such suppliers, and would otherwise cooperate in good faith to facilitate expeditious review of proposed supply transactions. Vertex and Macquarie would agree on a framework for revising the list of pre-approved suppliers during the Term. Vertex and Macquarie will use good faith to populate the list of approved Crude GTCs after the Restructuring Effective Date.

Consultation	In all respects subject to the Bankruptcy Code and applicable confidentiality arrangements, prior to (x) submitting a motion to reject within the meaning of Section 365(a) of the Bankruptcy Code; or (y) exercising any right it may have to terminate, an existing third-party crude supply contract, any related tripartite crude supply agreement, any intermediated third party product offtake contract or related tripartite product offtake agreement, Vertex shall notify Macquarie in advance on a confidential basis (a “Supply/Offtake Consultation Notice”). As soon as reasonably practicable following receipt of a Supply/Offtake Consultation Notice and subject in all respects to the other terms and conditions under this Agreement and the Intermediation Orders, the Parties shall consult (i) with a view to ensuring that, to the extent that Vertex intends to request that Macquarie enter into third party intermediated sale and purchase transactions in lieu of obtaining supply or offtake from an existing exclusive third-party crude supplier, other third party suppliers, or existing third party product offtakers, there are sufficient arrangements in place between Macquarie and the Company such that (and subject to the provisions of the Amended SOA), Macquarie and the Company are operationally ready (to the extent feasible in advance) to facilitate the entry into of such third party intermediated sale or purchase transactions (if applicable); and (ii) with respect to any anticipated effects on the next upcoming Cashflow Forecast.

Commitment Requirement	(a)	no Default or Event of Default has occurred and is continuing with respect to the Company;

(b)	no Termination Event has occurred;

(c)	Macquarie has received a Cashflow Forecast in accordance with the requirements of the Amended SOA that:
(i)	is dated no earlier than 14 calendar days prior to the relevant date of determination; and
(ii)	demonstrates to the reasonable satisfaction of Macquarie that (x) the entry into of the relevant Macquarie Crude Procurement Contract or Included Product Purchase Transaction or the acceptance of the Monthly Crude Confirmation would not cause the Company to breach the Minimum Liquidity Requirement; and (y) the Company will remain in compliance with the Minimum Liquidity Requirement through the earlier of (1) the end of the period to which Cashflow Forecast relates; or (2) the Emergence Milestone Date; and

(d)	Macquarie has determined after applying all applicable “know- your customer” checks, that an Acceptable Plan or Sale that is approved by the Bankruptcy Court in connection with the Chapter 11 Cases (and any change in corporate ownership structure that may entail) would not prevent Macquarie from being able to transact with the Company for the duration of (x) in the case of a Monthly Crude Confirmation, the relevant Delivery Month to which such Monthly Crude Confirmation relates; or (y) the period from (and including) the date of acceptance of the relevant Transaction Supplement or Product Purchase Request up to (and including) the final delivery date for any Macquarie Crude Procurement Contract or Included Product Purchase Transaction; and

(e)	with respect to the Monthly Crude Confirmation delivered in connection with the STUSCO agreement, (i) no event or default, termination event or other like-event (howsoever defined or described) has occurred and is continuing under the STUSCO Agreement or the related Tripartite Crude Supply Agreement related thereto (or has been alleged to the Bankruptcy Court to have occurred and be continued; and (ii) no motion has been filed by the Company in the Bankruptcy Court to reject (within the meaning of Section 365 of the Bankruptcy Code) the STUSCO Agreement and/or the related Tripartite Crude Supply Agreement related thereto or the STUSCO Agreement and/or the Tripartite Crude Supply Agreement are not in full force and effect.

OTHER:

Scope:	Facility to comprise Vertex and third-party sites, facilities and have structure consistent with the Existing SOA.

Conditions Precedent:	The effectiveness of the Facility would be subject to satisfaction of the following conditions precedent, to be set forth in the documentation for the Facility, the Restructuring Support Agreement (“RSA”) or otherwise, as appropriate:

●	Conditions precedent to the funding of the Debtor-in-Possession Facility (“DIP”) shall have been satisfied, but for any conditions precedent which may be satisfied only by the satisfaction of the conditions precedent to the Facility;

●	Existing intermediated product sale agreements continue with current purchasers or any other purchasers having comparable credit quality or satisfactory credit assurances (e.g. LCs), subject to Macquarie’s consent, not to be unreasonably withheld and acting in good faith and on the understanding that Macquarie would not be required to enter into a proposed supply transaction prohibited under any existing intermediated product sale agreement(s), unless such intermediated product sale agreement has terminated (whether contractually or by virtue of an order entered by the Bankruptcy Court rejecting such intermediated product sale agreement) or such intermediated product sale agreement otherwise is not in full force or effect ;

●	Adequacy of crude supply arrangements, consistent with “Suppliers” above;

●	Sufficient cash flow forecast showing maintenance of minimum liquidity covenant through the Term (including any undrawn availability under the DIP Term Loan);

●	The RSA shall not have been validity terminated by the parties thereto;

●	Plan supported under the RSA shall contain releases in favor of Macquarie in relation to, without limitation, the Existing SOA, the Facility and all transactions thereunder;

●	Payment in full in the ordinary course of all reasonable and documented fees owed to Macquarie in connection with the Facility, and all reasonable and documented transaction fees and expenses incurred by Macquarie as further described below; and

●	Entry of Interim Orders re: Intermediation and DIP reasonably acceptable to Macquarie.

The Facility would become effective as of the date that all conditions precedent were satisfied (the “Effective Date”). Any payment obligations (i) in respect of which an invoice was issued prior to the Petition Date but which is not yet paid or due and payable as of the Petition Date; or (ii) become due and payable during the period from (and including) the Petition Date to (and including) the date on which the Interim Order is granted (including, without limitation, those arising in connection with sales of Crude Oil or Product between Macquarie and Vertex under the Existing SOA during the period between the Petition Date and the Effective Date) shall be subject to payment netting in accordance with the Existing SOA, with the net payment obligation being deferred until the [first] Business Day after the entry of the Interim Intermediation Order. If the Interim Intermediation Order is not granted within [3] days of the Petition Date, any deferred payments shall form part of the Termination Amount or Settlement Amount.

Reporting:	(1)	13-week cash flow forecasts to be provided every fourth Thursday in accordance with the requirements of the DIP Term Loan. If Vertex requests that Macquarie enter into a crude procurement contract or a product purchase transaction, Vertex must provide a 13-week cash flow forecast that is not more than 2-weeks old prior to any commitment to intermediate crude oil or product from third party suppliers on the agreed “white list”.

(2)	Weekly variance report to be provided in accordance with the timings and requirements of the DIP Term Loan.

(3)	End of day cash balances by no later than 10am CT on the following day.

Step-Out Bridge Facility:	Vertex may, by notice in writing to Macquarie at least ten (10) calendar days prior to the end of the Term, request that the Term be extended for a transitional period of no more than ninety (90) calendar days (the “Transitional Support Period”). Unless Macquarie determines, in accordance with its internal policies and procedures applied on a timely, good faith and non-discriminatory basis and after completing all necessary “know-your-customer” checks, that it is not able to transact with the Company or a Guarantor after the end of the Chapter 11 Case; or (ii) the Company does not provide a Cashflow Forecast to Macquarie that is dated no more than [two (2) weeks] prior to the Expiration Date; or (iii) any such Cashflow Forecast delivered by the Company does not evidence its ability to comply, on an ongoing basis, with the Minimum Liquidity Requirement (as may be amended by Macquarie, in its reasonable discretion, to reasonably reflect any change in creditworthiness or ownership structure of the Company after the date that would have been the scheduled end of the Term but for the Transitional Support Period for the duration of the Transitional Support Period. If Macquarie determines that it is able to and willing to extend the Term for the Transitional Support Period, then (i) subject to sub-paragraphs (ii) and (iii) below, the Term shall be extended by a period of time equal in length to the duration of the Transitional Support Period; (ii) the Company shall pay to Macquarie the “Transitional Extension Fee,” as set forth on the Fee Letter, on the first Business Day of the Transitional Support Period; and (iii) the terms of the Transaction Document shall be reasonably amended to the extent required by Macquarie in its reasonable discretion to reasonably reflect any change in creditworthiness or ownership structure of the Company following the date that would (but for the Transitional Support Period) have been the end of the Term.

Exit Facility:

Macquarie shall have the right to submit a commitment letter for an exit facility; the terms of any such exit facility to require input and consent from Lenders. Vertex to use good faith efforts to introduce Macquarie to interested qualified bidders.

If the Chapter 11 Cases end as a result of the occurrence of the effective date of the plan of reorganization supported under the RSA; and (b) Macquarie is selected to provide a new intermediation facility to the Company, the Upfront Fee (to the extent actually paid by the Company) shall be deemed credited towards any upfront fee payable by the Company to Macquarie in connection with the Exit Facility and the payment obligation of the Company shall be deemed reduced accordingly.

Transaction Fees and Expenses:

Vertex shall be responsible for payment of all reasonable and documented fees and out of pocket expenses of one primary counsel and local counsel to Macquarie incurred in connection with the negotiation and documentation of the Facility; fees shall be paid in Vertex’s bankruptcy case, subject to the terms of the DIP orders.

Optional Early Termination Right:	The Company may elect to terminate the Facility by providing the other Party with written notice of any such election pursuant to Article 28 (an “OET Notice”); provided that:
(a)	no such election will be effective until the date falling fifteen (15) calendar days following the date on which notice is delivered (or, if later, the end of the calendar month in which such notice is delivered or any termination date specified in such OET Notice) (the “Optional Early Termination Date”); and
(b)	simultaneously with the delivery of the OET Notice, the Company must provide evidence in form and substance reasonably acceptable to Macquarie that:

(i)	the Company will have sufficient funds available to it on the Optional Early Termination Date to (x) purchase all Crude Oil and Product owned by Macquarie pursuant to the Transaction Documents, in full, in cash, at a price consistent with the then applicable Current Month Pricing Benchmark; and (y) satisfy in full any other payment obligations owed to Macquarie under the terms of the Transaction Documents as of the Optional Early Termination;

(ii)	any Third Party Supply/Offtake Agreements in respect of which the delivery date for the relevant delivery of Crude Oil or Product (including, without limitation, In-Transit Inventory) has not occurred will either:

(1)	in relation to third party product sales transactions (including those entered into under a Tripartite Product Offtake Agreement) or third party crude sales be transferred, by way of novation to the Company: and

(2)	in the case of third party crude intermediation transactions, product purchase transaction and a Tripartite Crude Supply Agreement will be transferred, by way of novation, or otherwise prepaid for in the manner contemplated by the provisions relating to In-Transit Inventory.

(iii)	in consideration for delivering an OET Notice to Macquarie, the Company shall pay to Macquarie an amount equal to OET Fee set forth in the Fee Letter on the Optional Early Termination Date, which shall form part of the calculation of the amount payable by one Party to another in accordance with the settlement amount and termination amount provisions. For these purposes (and in consideration for the payment of the OET Fee), the amount payable upon early termination shall disregard any fee payments that would (but for the designation of an Optional Early Termination Date) have been payable by the Company to Macquarie for further calculation periods during the Term, it being acknowledged that any breakage costs incurred by Macquarie in connection with the termination, unwinding or redeploying of all Related Hedges as a result of such early termination shall nevertheless still form part of the amount calculated in accordance with the termination and settlement amount provisions.

Termination Rights	Termination rights of the Facility and the Hedge Facility would include (but are not limited to):

●	Failure of bankruptcy court to enter interim and final intermediation orders in form and substance reasonably acceptable to Macquarie within 3 and 30 days of the Petition Date, respectively;
●	Failure to enter interim and final DIP term loan orders reasonably acceptable to Macquarie within 3 and 30 days of the Petition Date, respectively;
●	Intermediation orders cease to be in full force and effect;
●	Failure to consummate 363 sale or confirm Plan of Reorganization reasonably acceptable to Macquarie by the Expiration Date; provided that a sale or Plan will be deemed acceptable to Macquarie if it provides for (i) purchase from Macquarie of all inventories owned by Macquarie in Included Storage Locations, on terms consistent with the pricing agreed under the Existing SOA; (ii) payment in full of all other Transaction Obligations (as defined in the Existing SOA) (or, where relating to performance extending beyond the relevant exit date, cash collateralization in full) and (iii) with respect to a plan of reorganization, such plan contains releases in favor of Macquarie similar in all material respects to such releases under the Plan of Reorganization;
●	Failure of Debtors to satisfy Facility obligations, including but not limited to Minimum Liquidity covenant;
●	Occurrence of an, Event of Default or Termination Event under the Hedge Facility;

●	Vertex’s case is converted to chapter 7; Vertex moves for conversion to chapter 7 or the appointment of a trustee or examiner with enlarged powers or such trustee or examiner is appointed;
●	DIP matures unpaid or is accelerated;
●	Any order is entered requiring Macquarie to avoid payments received pre- or post-petition; An order is entered that is materially adverse to protections afforded to Macquarie under the Intermediation Orders or the Plan;
●	DIP is not maintained and/or funded at the agreed funding level;
●	Vertex assigns the Facility to a third party without Macquarie’s consent;
●	Vertex files a motion proposing a transaction in relation to the sale of the Refinery that would not result in Vertex obligations under the Facility being performed in full; and
●	Other applicable termination rights consistent with Existing SOA.

Interim & Final Orders Approving Post-Petition Facility	Interim and final bankruptcy court orders approving the Facility and the Hedge Facility would contain terms reasonably acceptable to Macquarie and Vertex, including:

●	Subject and subordinate in all respects to the Carve Out (reasonably acceptable to Macquarie), super-priority administrative expense claims, priming liens on all current and after-acquired Intermediation Priority Collateral (to be defined) , senior prior liens on all DIP collateral in support of obligations owing to Macquarie under the Hedging Facility, and junior liens on all current and after-acquired Term Loan Priority DIP Collateral (as defined in the DIP Orders) as adequate protection;
●	Termination rights (as detailed above);
●	Carve Out provision as per intermediation orders;
●	Waiver/modification of Automatic Stay to permit Macquarie to exercise enforcement rights and remedies post-Petition upon the occurrence of any Termination Event without violating the stay, subject to market remedies and notice period;
●	Stipulations and waivers by Vertex, subject to the challenge period, as applicable, including:
○	Acknowledgement that indebtedness under Facility is without defense, counterclaim or offset;
○	Facility obligations are legal, valid and binding;
○	Macquarie has legal and beneficial title to Intermediation Priority Collateral, which is not property of estate;
○	SOA and Facility liens are valid, binding, enforceable and perfected;

○	SOA and Facility liens are not subject to avoidance, recharacterization, counterclaim, etc.;
○	Macquarie is not a control person or insider of Vertex;
○	SOA and Facility and transactions thereunder are forward contracts and/or swap agreements and the Facility is a master netting agreement and each of Macquarie, the SOA and Facility and transactions thereunder is entitled to all safe harbors and protections applicable to such persons, agreements and transactions under the Bankruptcy Code, in each case as defined under the Bankruptcy Code and subject to the Final Order; provided however, that Macquarie shall not exercise any termination rights on account of the bankruptcy (including any rights that are available to Macquarie related to forward contract safe harbors);
○	Macquarie is a forward contract merchant, financial participant, swap participant, and master netting agreement participant, in each case as defined under the Bankruptcy Code and subject to the Final Order;
○	Macquarie is oversecured and entitled to current payment of reasonable costs and expenses, subject to the Final Order;
○	Neither the Existing SOA nor the Facility nor any transaction thereunder was entered into with actual intent to hinder, delay or defraud creditors;
●	Challenge period to be the earlier of (i) [75] calendar days from the entry of the interim DIP order, (ii) solely for any Official Committee of Unsecured Creditors, [60] calendar days from the appointment of such committee, if any, or (iii) any such later date as has been ordered by the Court for cause upon a motion filed and served prior to the expiration of the challenge period.
●	Waiver and release of claims against Macquarie arising from the Facility, the transactions thereunder and the negotiations related thereto.
●	Waiver of right to surcharge collateral subject to Facility, equitable doctrine of marshaling or equities of the case exemption to setoff, subject to entry of final order approving Facility.
●	Authorization to enter into Facility and all related agreements on a post-petition basis, with all obligations thereunder deemed to be actual and necessary costs of preserving the estate.

Exhibit A

CARVE OUT

1.	Carve Out.

(a)	Carve Out. As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $500,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent, acting at the direction of the Required Lenders under and as defined in the Loan Documents, or the Pre-Petition Agent, acting at the direction of the Required Lenders under and as defined in the Pre-Petition Loan Agreement, as applicable, to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default, and acceleration of the DIP Obligations under the DIP Facility or termination of the Debtors’ right to use Cash Collateral, as applicable, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)	Delivery of Weekly Fee Statements. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided that, within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Weekly Statement and Final Statement to be delivered on the same day received to the DIP Agent). If any Professional Person fails to deliver a Weekly Statement within three (3) calendar days after such Weekly Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Approved Budget for such period for such Professional Person.

(c)	Carve Out Reserves.

(i)       Commencing with the week ended September 27, 2024, and on or before the Thursday of each week thereafter, the Debtors shall utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of (a) the greater of (i) the aggregate unpaid amount of all Estimated Fees and Expenses reflected in the Weekly Statement delivered on the immediately prior Wednesday to the Debtors and the DIP Agent, and (ii) the aggregate amount of unpaid Allowed Professional Fees contemplated to be incurred in the Approved Budget during such week, plus (b) the Post Carve Out Trigger Notice Cap, plus (c) an amount equal to the amount of Allowed Professional Fees set forth in the Approved Budget for the week occurring after the most recent Calculation Date. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust (the “Funded Reserve Account”) to pay such Allowed Professional Fees (the “Funded Reserves”) prior to any and all other claims, and all payments of Allowed Professional Fees incurred prior to the Termination Declaration Date shall be paid first from such Funded Reserve Account.

(ii)       On the day on which a Carve Out Trigger Notice is given by the DIP Agent or the Pre-Petition Agent, as applicable, to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to, and the Debtors shall utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date, including cash in the Funded Reserve Account, and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve -Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account maintained by the Debtors in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.

(d)	Application of Carve Out Reserves.

(i)       All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until indefeasibly paid in full. If the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, all remaining funds shall be distributed first to the DIP Agent on account of the applicable DIP Obligations until indefeasibly paid in full, and thereafter to the Pre-Petition Lenders in accordance with their rights and priorities as of the Petition Date and as otherwise set forth in this Interim Order.

(ii)       All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in which case any such excess shall be paid to the Pre-Petition Lenders in accordance with their rights and priorities as of the Petition Date.

(iii)       Notwithstanding anything to the contrary in the Loan Documents or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in Paragraph 17(c), then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively (subject to the limits contained in the Post-Carve Out Trigger Notice Cap), shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in Paragraph 17(c), prior to making any payments to the DIP Agent or the Pre-Petition Lenders, as applicable.

(iv)       Notwithstanding anything to the contrary in the Loan Documents or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agent, the Pre-Petition Agent, and the Pre-Petition Lenders shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the Loan Documents.

(v)       Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans (as defined in the DIP Loan Agreement) or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out with respect to any shortfall (as described below), and (iii) subject to the limitations with respect to the DIP Agent, DIP Lenders, the Pre-Petition Agent, and Pre-Petition Lenders set forth in this Paragraph 17, in no way shall the Initial Approved Budget, any subsequent Approved Budget, Carve Out, Post-Carve Out Trigger Notice Cap or Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order or the DIP Loan Documents, the Carve Out shall be senior to all liens and claims securing the DIP Obligations, the Hedge Obligations, the Intermediation Obligations, the Adequate Protection Liens, the Pre-Petition Loan Obligations, the DIP Super-Priority Claims, the Hedging Superpriority Claims (as defined in the Intermediation Order), the Shell Superpriority Claims (as defined in the Intermediation Order), Intermediation Superpriority Claims (as defined in the Intermediation Order), and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations, the Hedge Obligations, the Intermediation Obligations, and the Pre-Petition Loan Obligations.

(e)	Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(f)	No Direct Obligation To Pay Allowed Professional Fees. None of the DIP Agent, the DIP Lenders, the Pre-Petition Agent, the Pre-Petition Lenders, or the Intermediation Facility Secured Party shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, the Pre-Petition Agent, the Pre-Petition Lenders, or the Intermediation Facility Secured Party in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(g)	Payment of Allowed Professional Fees on or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the Loan Documents, the Bankruptcy Code, and applicable law.

EXHIBIT E

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of September 24, 2024 (the “Agreement”),1 by and among Vertex Energy, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Equity Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a “Consenting Term Loan Lender” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims
Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.